Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

dated

July 22, 2026

by and among

First Choice Healthcare Solutions, Inc.,

Westin Acquisition Corp.,

and

First Choice Acquisition Corp.

i

TABLE OF CONTENTS CONTINUED

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TABLE OF CONTENTS CONTINUED

EXHIBITS

Exhibit A	Form of PubCo AOI
Exhibit B	Form of PubCo Bylaws
Exhibit C	Form of Parent Support Agreement
Exhibit D	Form of Subscription Agreement
Exhibit E	Form of Company Support Agreement
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Company Stockholder Written Consent
Exhibit I	Form of PubCo Equity Incentive Plan
Exhibit J	Form of PubCo Employee Stock Purchase Plan

SCHEDULES

Company Schedules
Parent Schedules

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of July 22, 2026 (this “Agreement”), is entered into by and among First Choice Healthcare Solutions, Inc., a Delaware corporation (the “Company”), Westin Acquisition Corp., a Cayman Islands exempted company, which shall de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Nevada so as to migrate to and domesticate as a Nevada corporation on the day that is one Business Day prior to the Closing Date (prior to the Domestication Effective Time, “Parent”, and at and after the Domestication Effective Time, “Wellgevity 360, Inc.” or “PubCo”), and First Choice Acquisition Corp., a Delaware corporation (“Merger Sub”).

W I T N E S S E T H:

A. The Company and the Company Subsidiaries (as identified on Schedule A) are engaged in the business of providing healthcare services and developing and operating functional health, longevity and regenerative medicine clinics and related healthcare businesses,(the “Business”);

B. Parent is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and Merger Sub is a wholly-owned Subsidiary of Parent formed for the sole purpose of effecting the Merger;

C. Prior to the Domestication, to the extent any Parent Units remain outstanding and unseparated, the Parent Ordinary Shares and Parent Public Rights comprising each such issued and outstanding Parent Unit shall be automatically separated (the “Unit Separation”) and the holder of each Parent Unit shall be deemed to hold one (1) Parent Class A Ordinary Share and one right entitling the holder to receive one-sixth (1/6) of one Class A Ordinary Share immediately following the Unit Separation, all Parent Units shall automatically be canceled and shall cease to exist, and the holders of Parent Units immediately prior to the Unit Separation shall cease to have any rights with respect to such Parent Units except as provided herein;

D. On the day that is one Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) and subject to the conditions of this Agreement, Parent shall de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Nevada so as to migrate to and domesticate as a Nevada corporation in accordance with the Parent Articles, the applicable conversion provisions of Chapter 92A of the Nevada Revised Statutes, as amended (the “NRS”), and Part 12 of the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”) (the “Domestication”);

E. Concurrently with the Domestication, Parent shall file articles of incorporation with the Secretary of State of the State of Nevada substantially in the form attached hereto as Exhibit A (the “PubCo COI”) and adopt bylaws substantially in the form attached hereto as Exhibit B (the “PubCo Bylaws”) in each case, with such changes as may be agreed to in writing by Parent and the Company;

F. immediately following the Domestication, which shall occur on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of PubCo;

G. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Parent Supporting Shareholders are entering into and delivering a support agreement, substantially in the form attached hereto as Exhibit C (the “Parent Support Agreement”), pursuant to which such Parent Supporting Shareholders have agreed (i) not to transfer or redeem any Parent Ordinary Shares held by such Parent Supporting Shareholder, (ii) to vote in favor of this Agreement and the Domestication, the Merger and the other Transactions at the Parent Shareholder Meeting, and (iii) to waive any rights of anti-dilution or similar protection with respect to the Parent Ordinary Shares in connection with the Transaction, in each case upon the terms and subject to the conditions set forth therein;

H. Each of the parties hereto intends that, for U.S. federal income tax purposes, (i) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder (the “Domestication Intended Tax Treatment”), (ii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Parent, Merger Sub, and the Company are parties under Section 368(b) of the Code (the “Merger Intended Tax Treatment” and, together with the Domestication Intended Tax Treatment, the “Intended Tax Treatment”), and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a);

I. Contemporaneously with the closing of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Company has agreed to enter into subscription agreements (collectively, the “Subscription Agreements”), with the PIPE Investors, pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase, at the Closing, shares of PubCo Preferred Stock with a stated value of $12,500,000 at a purchase price of $10,000,000 for an aggregate cash amount of $10,000,000 (the “PIPE Investment”);

J. Prior to or at Closing, certain executives of the Company may enter into employment or retention agreements with PubCo, if mutually agreed by the Parties.

K. Concurrently with the execution and delivery of this Agreement, each of the Company Stockholders party thereto has entered into a Company Support Agreement (each, a “Company Support Agreement”), substantially in the form attached hereto as Exhibit E, pursuant to which each such Company Stockholder has agreed, among other things, to vote in favor of this Agreement and the Domestication, the Merger and the other Transactions at the Company Stockholder Meeting;

L. Concurrently with the execution of this Agreement, the Company has entered into a binding agreement to purchase all of the capital stock of Pointe Medical Servies, LLC , Point Medical Pharmacy, Inc. Live well Drugstore, LLC.and Live well Drugstore, Inc. , collectively the “Pointe Med Entities” The acquisition of the Pointe Med Entities (the “Point Med Acquisition”) will be consummated concurrently with the Closing of the Transaction.

M. In connection with the Transactions, concurrently with the Closing, Sponsor and each Company Stockholder holding fiver percent (5%) or more of the outstanding equity securities of the Company immediately prior to the Closing will enter into and deliver a lock-up agreement substantially in the form attached hereto as Exhibit F (the “Lock-Up Agreements”);

N. In connection with the Transactions, concurrently with the Closing, PubCo, Sponsor, [the holders of Parent Class B ordinary shares] and certain Company Stockholders to be mutually agreed by the Company and Parent will enter into an amended and restated registration rights agreement substantially in the form attached hereto as Exhibit G (the “Registration Rights Agreement”);

O. The Board of Directors of the Company has unanimously (i) approved and declared advisable this Agreement, the Additional Agreements to which the Company is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and the Company Securityholders, and (iii) resolved to recommend that the Company Stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which the Company is or will be a party;

P. The Board of Directors of Parent (including any required committee or subgroup of such board) has (i) approved and declared advisable this Agreement, the Additional Agreements to which Parent is or will be party, the Domestication, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent and the Parent Shareholders, and (iii) resolved to recommend that the Parent Shareholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which Parent is or will be a party;

Q. The Board of Directors of Merger Sub has unanimously (i) approved and declared advisable this Agreement, the Additional Agreements to which Merger Sub is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Merger Sub and its sole stockholder, and (iii) resolved to recommend that the sole stockholder of Merger Sub approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which Merger Sub is or will be a party; and

R. Parent, as the sole stockholder of Merger Sub, has (i) approved and declared advisable this Agreement, the Additional Agreements to which Merger Sub is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Merger Sub.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

I.1 Certain Definitions. For purposes of this Agreement:

“Action” means any action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Parent Support Agreement, the Company Support Agreement, the Company Stockholder Written Consent, the Registration Rights Agreement, the Subscription Agreements, the Lock-Up Agreement and each other agreement, instrument and certificate required by, or contemplated in connection with, this Agreement to be executed by any of the parties hereto as contemplated by this Agreement, in each case only as is applicable to the relevant party or parties hereto who is or are a party to such Additional Agreement, as indicated by the context in which such term is used.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, whether through one or more intermediaries or otherwise. “Affiliate” shall also include, with respect to any individual natural Person, (a) such Person’s spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law or brother-in-law, or (b) a trust for the benefit of such Person and/or the individuals described in the foregoing clause (a), or of which such Person is a trustee.

“Aggregate Fully Diluted Company Shares” means the sum, without duplication, of (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Merger Effective Time; plus (b) the aggregate number of shares of Company Common Stock that are issuable upon, or subject to, the exercise or settlement of Company Options (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the Merger Effective Time; plus (c) the aggregate number of shares of Company Preferred Stock (on an as converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Merger Effective Time.

“Aggregate Merger Consideration” means the number of shares of PubCo Common Stock equal to the quotient obtained by dividing (a) the Equity Value by (b) the Redemption Price.

“Aggregate Parent Closing Cash” means an amount equal to the sum of (a) the aggregate cash proceeds available for release to Parent from the Trust Account in connection with the Transactions (net of the Parent Redemption Amount but for the avoidance of doubt, prior to the payment of any Transaction Expenses); plus (b) the aggregate cash proceeds actually received by Parent on the Closing Date in respect of the PIPE Investment; plus (c) any cash or cash equivalents held by Parent outside of the Trust Account as of immediately prior to the Domestication Effective Time; plus (d) any cash or cash equivalents held by the Company and the Company Subsidiaries as of immediately prior to the Merger Effective Time; plus (e) the aggregate amount of any Permitted Company Financing proceeds received by the Company on or prior to the Closing Date.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption Laws.

“Anti-Money Laundering Laws” means all applicable Laws relating to money laundering, terrorist financing or similar financial crimes.

“Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any governmental, regulatory, quasi-judicial or administrative body, agency or authority, any court or judicial authority, any arbitrator (public or private), any public, private or industry regulatory authority, whether international, national, foreign, federal, state or local, or any other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence and other records of every kind (whether written, electronic or otherwise embodied) owned or controlled by a Person in which a Person’s assets, liabilities, obligations, business or its transactions are otherwise reflected.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York City, New York or the Cayman Islands are authorized to close for business.

“Change of Control Payments” means any and all sale, retention or change-of-control payments or bonuses, or any other similar payments, bonuses, compensation, benefits or amounts, owing, due or payable by or on behalf of the Company or the Company Subsidiaries solely or partially in connection with the consummation of the Transactions, whether pursuant to any Contract or applicable Laws or otherwise, whether or not payable at the Closing.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, in effect on the date hereof.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended and as in effect on the date hereof.

“Company Common Stock” means common stock of the Company, par value $0.0001 per share.

“Company Equity Incentive Plan” means the Pubco.Equity Incentive Plan, as amended from time to time.

“Company Financial Statements” means the Company 2024 and 2025 Audited Financial Statements, Company 2026 Balance Sheet, Company 2026 Statement of Operations and Cash Flows, Company PCAOB Audited Financial Statements, Company Unaudited Interim Financial Statements, the Point Med 2024 and 2025 Audited Financial statement and the Point Med Unaudited Interim Financial Statements.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.5(a) (Non-Contravention), the last sentence of Section 4.5 (Non-Contravention), 4.6 (Capitalization), 4.8 (Subsidiaries), [and 4.28 (Finders’ Fees)].

“Company Intervening Event” means any Event that, individually or in the aggregate, is materially adverse to the consummation of the Transactions (a) was not known or reasonably foreseeable to Parent’s Board of Directors as of the date hereof (or if known or reasonably foreseeable, the consequences or magnitude of which were not known or were not known or reasonably foreseeable as of the date hereof) and that becomes known to Parent’s Board of Directors after the date hereof and prior to the receipt of approval of the Parent Shareholder Approval and (b) that does not relate to or regard an Alternative Transaction. Notwithstanding the foregoing, the amount of redemptions from the Trust Account pursuant to the Redemption shall not be deemed to be a Company Intervening Event.

“Company Option” means each option to purchase Company Common Stock granted, and that remains outstanding, under the Company Equity Incentive Plan or otherwise.

“Company Preferred Stock” means preferred stock of the Company, par value $0.0001 per share.

“Company Schedules” means the disclosure schedules of the Company (including disclosures with respect to any of the Company Subsidiaries) delivered to Parent by the Company concurrently with entering into this Agreement, and the term “Company Schedule” shall refer to the specified section of the Company Schedules, unless otherwise specified.

“Company Securities” means the Company Common Stock, the Company Preferred Stock, and the Company Options.

“Company Securityholder” means, as at any particular reference time, each Person who holds Company Securities.

“Company Stockholders” means, as at any particular reference time, the holders of Company Capital Stock.

“Company Transaction Expenses” means all fees, costs, expenses, obligations and liabilities of the Company and the Company Subsidiaries incurred in connection with, or otherwise related to, the Transactions, the negotiation, execution and preparation of this Agreement and the Additional Agreements and the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third-party fees, any and all filing fees payable by or on behalf of the Company and the Company Subsidiaries to Authorities in connection with the Transactions, any and all Change of Control Payments and the employer portion of payroll Taxes payable as a result of the foregoing amounts, and all severance payments, retirement payments or similar payments or success fees payable by or on behalf of the Company or any of the Company Subsidiaries in connection with the consummation of the Transactions and the employer portion of payroll Taxes payable as a result of the foregoing amounts.

“Consideration Ratio” means the quotient obtained by dividing (a) the Aggregate Merger Consideration by (b) the Aggregate Fully Diluted Company Shares.

“Contracts” means all contracts, subcontracts, agreements, leases (including Real Property Leases, equipment leases, car leases and capital leases), subleases, licenses, sublicenses, Permits, powers of attorney, commitments, bonds, notes, indentures, deeds of trust, mortgages, debt instruments, client contracts, statements of work (SOWs), sales and purchase orders and other instruments or obligations of any kind, in each case whether oral or written (including any amendments and other modifications thereto), to which the Company or any Company Subsidiary is a party or by which it or any of its assets are bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person.

“Data Protection Laws” means all Laws worldwide relating to the processing, privacy or security of Personal Information and all regulations or guidance issued thereunder, including to the extent applicable, the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, HIPAA, the regulations set forth in 42 C.F.R. Part 495 and 45 C.F.R. Parts 160, 164 and 170, the HITECH Act, Section 5 of the Federal Trade Commission Act, the FTC Red Flag Rules, the CAN SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, state data breach notification laws, state data privacy laws including the California Consumer Privacy Act, as amended, state data security laws, state consumer protection Laws, and any law concerning requirements for website and mobile application privacy policies and practices, or any outbound commercial communications (including email marketing, telemarketing and text messaging), tracking and marketing.

“DGCL” means Delaware General Corporation Law.

“Enforceability Exceptions” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally, and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Environmental Laws” means all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, rights of first refusal or first offer, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“Equity Value” means equity value of the Company as determined pursuant to Section 3.1, approximately up to $650 million.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any Company Subsidiary, or that is, or was at the relevant time, a member of the same “controlled group” as the Company or any Company Subsidiary pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” means (i) any shares of Company Capital Stock held by the Company as treasury shares and (ii) any shares of Company Capital Stock held by Parent, Merger Sub or any wholly owned Subsidiary of Parent or the Company immediately prior to the Merger Effective Time.

“Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person and its Subsidiaries, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person and its Subsidiaries under conditional sale or other title retention agreements relating to property purchased by such Person and its Subsidiaries, (d) all obligations of such Person and its Subsidiaries issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practice), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person and its Subsidiaries under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person and its Subsidiaries with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement, (j) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and its Subsidiaries and (k) any agreement to incur any of the same. For informational purposes, with respect to the Company or any Company Subsidiary, Indebtedness shall include any grants or loans that are not carried as tangible liabilities on the Company Financial Statements on a stand-alone basis (whether or not such liabilities are included in the footnotes to the Company Financial Statements).

“Independent Director” means, with respect to any corporation or company, a member of the Board of Directors of such corporation or company that qualified as an independent director under the rules of the SEC and Nasdaq rules.

“Intellectual Property Rights” means all intellectual property, including any and all rights, title, and interest therein or thereto, in any jurisdiction throughout the world, including in or to the following: (a) all technology (including patented, patentable and unpatented inventions and unpatentable proprietary or confidential information, systems or procedures), designs, licenses, and processes; (b) trademarks, service marks, logos, corporate and trade names, trade dress, brand names, slogans, registrations thereof or applications for registration therefor, and all other indicia of source or origin, together with all goodwill symbolized by or associated with any of the foregoing; (c) patents, patent applications, invention disclosures, including all continuations, continuations-in-part, divisionals, reissues, re-examinations, interferences, substitutions, provisionals, and extensions thereof; (d) trade secrets, know-how, inventions, procedures, customer lists, supplier lists, business plans, formulae, discoveries, methods, manuals and systems, techniques, ideas, designs, models, concepts, creations, technical information, confidential business information and other proprietary information; (e) copyrights, copyrightable materials, copyright registrations, applications for copyright registration, marks works and design rights, Software, data bases, u.r.l.s., and any other works of authorship, computer programs, technical data and information and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and all moral rights or similar attribution rights; (f) internet domain names, social media accounts, and IP addresses; (g) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (h) all rights with respect to the foregoing, including all causes of action, judgements, settlements, claims and demands related thereto, and rights to prosecute and recover damages for any past, present or future infringements, dilutions, misappropriation and other violations thereof.

“IPO” means the initial public offering of Parent pursuant to a final prospectus dated November 5, 2025.

“Knowledge of Parent” or similar terms (whether or not capitalized) means the actual knowledge (after reasonable inquiry) of Kok Peng Na (Chairman and Chief Executive Officer) and Stanney Patrick Majawit (Chief Financial Officer).

“Knowledge of the Company” or “to the Company’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge (after reasonable inquiry) of Lance Friedman (Chief Executive Officer), Barbara Sher (Chief Operating Officer) and Joseph Clemente (Chief Financial Officer).

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, deed of trust, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, any option, right of first offer or right of first refusal in respect of such property or asset, or any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Stockholders” has the meaning set forth on Parent Schedule [   ].

“Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts (each, an “Event”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate a material adverse effect upon the business (including the Business), assets, liabilities, results of operations or condition (financial or otherwise), of the Company or any Company Subsidiary or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company or any Company Subsidiary to consummate the Transactions; provided, however, that with respect to the foregoing clause (i) in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in general economic or political conditions; (b) changes in conditions generally affecting the industries in which the Company or any Company Subsidiary operates; (c) any change in market, business, financial, commodity, credit, debt, securities, derivatives or capital market conditions in the United States or in any other country or region in the world, including inflation, supply chain disruptions, labor shortages, interest, foreign exchange or exchange rates, tariffs, trade wars and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any security exchange or over-the-counter market; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) the taking of any action expressly required by this Agreement; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the interpretation thereof, in each case effected after the date hereof; (g) the announcement of this Agreement or the consummation of the Transactions (but in each case only to the extent attributable to such announcement or consummation) (provided, that the exception in this subclause (g) shall not apply to any representation or warranty contained in Sections 4.3, 4.5 or 4.9 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Section 9.2(b)); (h) any natural disaster, epidemic, pandemic, or change in climate or act of God; or (i) any failure by the Company or any Company Subsidiary to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts giving rise to such failure may constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect if such facts are not otherwise excluded under this definition); provided, further, that any Event referred to in subclauses (a), (b), (c), (d), (f) and (h) above may be taken into account in determining whether there has been or will be a Material Adverse Effect to the extent such Event has a disproportionate adverse effect on the Company or any Company Subsidiary relative to similarly situated companies in the same industry in which the Company or any Company Subsidiary conducts its operations.

“Nasdaq” means The Nasdaq Global Market.

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky Laws, other than the Registration Statement and the other Offer Documents.

“Owned IPR” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company or any Company Subsidiary, and includes Owned Software.

“Owned Software” means any and all proprietary Software owned (or purported to be owned), in whole or in part, by the Company or any Company Subsidiary.

“Parent Articles” means the Amended and Restated Memorandum and Articles of Association of Parent, as amended and as in effect as of the date hereof.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization), 5.5 (Non-Contravention), 5.6 (Finders’ Fees) and 5.7 (Capitalization).

“Parent Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate a material adverse effect upon the business, assets, liabilities, results of operations or condition (financial or otherwise), of Parent or Merger Sub or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that with respect to the foregoing clause (i) in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (a) any change in general economic or political conditions; (b) changes in conditions generally affecting the industries in which Parent or Merger Sub operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof (but only to the extent such escalation or worsening thereof was not reasonably foreseeable); (e) the taking of any action expressly required by this Agreement; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the interpretation thereof, in each case effected after the date hereof; (g) the announcement of this Agreement or the consummation of the Transactions (but in each case only to the extent attributable to such announcement or consummation), provided, that the exception in this subclause (g) shall not apply to any representation or warranty contained in Sections 5.3 or 5.5 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Parent Material Adverse Effect for purposes of Section 9.2(b); (h) any natural disaster, epidemic, pandemic, or change in climate or act of God.

“Parent Class A Ordinary Shares” means, prior to the Domestication, the Class A Ordinary Shares, $0.0001 par value per share, of Parent.

“Parent Class B Ordinary Shares” means, prior to the Domestication, the Class B Ordinary Shares, $0.0001 par value per share, of Parent.

“Parent Rights” means, prior to the Domestication, rights entitling the holder to 1/6 of one Class A Ordinary Share of Parent.

“Parent Schedules” means the disclosure schedules of Parent delivered to the Company by Parent concurrently with entering into this Agreement, and the term “Parent Schedule” shall refer to the specified section of the Parent Schedules, unless otherwise specified.

“Parent Shareholders” means the shareholders of Parent prior to the Closing.

“Parent Shareholder Approval” means approval of [         ].

“Parent Transaction Expenses” means all fees, costs, expenses, obligations and liabilities, in each case of the Parent Parties (including any such fees, costs, expenses, obligations or liabilities incurred by Sponsor or its Affiliates or Parent’s directors or officers, in each case on behalf of the Parent Parties and that the Parent Parties are liable for), incurred in connection with, or otherwise related to, the Transactions, the investigation or pursuit of prospective business combinations other than the Transactions, the negotiation, execution and preparation of this Agreement and the Additional Agreements and the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third-party fees, any and all deferred underwriting fees, and any and all filing fees payable by Parent to Authorities in connection with the Transactions. For the avoidance of doubt, Parent Transaction Expenses shall not include any Company Transaction Expenses.

“Parent Units” means the units issued in Parent’s IPO, each comprising one Parent Class A Ordinary Share and Right.

“Permit” means each license, franchise, permit, order, approval, consent, waiver, concession, exemption or other similar authorization required to be obtained and maintained by the Company or any Company Subsidiary under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances with respect to Real Property in the public record that do not adversely affect the operation of the Real Property or the conduct of business thereon; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice for amounts (i) that are not delinquent, (ii) that are not material to the Business or the operations and financial condition of the Company or any Company Subsidiary so encumbered, either individually or in the aggregate, (iii) not resulting from a breach, default or violation by the Company or any Company Subsidiary of any Contract or Law, (iv) for which adequate accruals or reserves have been established on the Company Financial Statements or Parent Financial Statements, as the case may be, in accordance with U.S. GAAP, and (v) that could not result in the loss of all or any portion of the Real Property or create a default under any Lien; (c) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Financial Statements or Parent Financial Statements, as the case may be, in accordance with U.S. GAAP; and (d) the Liens set forth on Company Schedule 1.1(b).

“Person” means any natural person, sole proprietorship, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, joint venture, trust, unincorporated association or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof or any other Authority.

“Personal Information” means any data or information, on any media that, alone or in combination with other data or information, can, directly or indirectly, be associated with or be reasonably used to identify an individual natural Person or household (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies an individual natural Person, or such Person’s vehicle, browser or device), or any other data or information that constitutes personal data, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, or arrangements, and each other stock purchase, stock option, restricted stock, equity-based, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company or any Company Subsidiary to make any severance, termination, change of control, or similar payment), change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other employee benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any current or potential liability.

“PubCo Common Stock” means, following the Domestication, the common stock of PubCo, par value $0.0001 per share.

“PubCo Rights” means, following the Domestication, the Rights of PubCo.

“Real Property” means, collectively, all real properties and interests therein (including Real Property Leases and rights to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Redemption” means the redemption of such number of Parent Class A Ordinary Shares, at the Redemption Price, in connection with the Transactions, which an eligible holder of Parent Class A Ordinary Shares has elected to redeem, and has not withdrawn such election, all as determined in accordance with the Parent Articles and the Trust Agreement.

“Redemption Price” means an amount equal to the price at which each Parent Class A Ordinary Share initially issued as part of the Parent Units may be redeemed pursuant to the Redemption, as determined in accordance with the Parent Articles and the Trust Agreement.

“Registration Statement” means the registration statement on Form S-4 filed in connection with the Transactions, including the combined Proxy Statement/Prospectus included therein, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Regulatory Authority” means any Governmental Entity responsible for granting approvals, licenses, clearances, permits or authorizations required by applicable Law in connection with the business activity of the Company (including the Company Subsidiaries) or Parent, including the U.S. Securities and Exchange Commission, Nasdaq and any applicable antitrust, foreign investment review or export control authority, and any foreign equivalents of any of the foregoing.

“Representatives” means, with respect to any Person, such Person’s Affiliates and the respective officers, directors, managers, consultant, employees, independent contractors, advisors (including financial advisors, counsel and accountants), representatives, agents and other legal representatives of such Person or its Affiliates.

“Required Company Consents” means the Company Consents set forth on Company Schedule 1.1(c).

“Required Parent Proposals” means the Merger Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Stock Issuance Proposal, the Equity Incentive Proposal and the Name Change Proposal.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all (a) software, firmware, middleware, computer programs, operating systems, applications, and other code, including APIs, tools, compilers, files, scripts, architecture, algorithms, heuristics, data, data compilations, data files, databases, protocols, specifications, user interfaces, menus, buttons, icons and other items, as well as foreign language versions, fixes, upgrades, updates, enhancements and past and future versions and releases, in each case, including all source code, object code or human readable code; (b) deep learning, machine learning and other artificial intelligence technologies; and (c) manuals, notes, comments or documentation for or related to any of the foregoing.

“Sponsor” means Westin Investment Co. Ltd, a Cayman Islands limited liability company.

“Stock Exchange” means the Nasdaq Stock Market, New York Stock Exchange, NYSE American or another national securities exchange as mutually determined by Parent and the Company prior to the Closing.

“Subsidiary” means, with respect to any Person, any other Person of which at least fifty percent (50%) of the capital stock or other equity or voting securities of such other Person are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation Bylaws” means the bylaws of the Surviving Corporation, in form and substance reasonably acceptable to Parent and the Company.

“Surviving Corporation Charter” means the articles of incorporation of the Surviving Corporation, in form and substance reasonably acceptable to Parent and the Company.

“Tangible Personal Property” means all tangible personal property and interests therein with a book value or fair market value of greater than [fifty thousand dollars ($50,000)], including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company or any Company Subsidiary, and other tangible property, including the items listed on Company Schedule 4.14(a).

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency or other assessment of any kind or nature imposed by any Taxing Authority (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any income (net or gross), gross receipts, net worth, severance, stamp, premium, environmental, capital stock, value added, inventory, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, Real Property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, escheat, unclaimed property, estimated and other Taxes, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial agreement entered into in the ordinary course of business and the principal purpose of which is not Taxes).

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Transaction Expenses” means the Company Transaction Expenses and Parent Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement (including the transactions contemplated by any Additional Agreement) to occur at or immediately prior to or at the Closing, including the Domestication and the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, excise, recording, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final or temporary form), as the same may be amended from time to time.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

I.2 Construction.

(a) References to particular sections and subsections, clauses and subclauses, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience only.

(a) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto. The words “on the date hereof” and any words of similar import refer to the date of this Agreement.

(b) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company and the Company Subsidiaries.

(c) Any reference in this Agreement to “PubCo” shall also mean Parent to the extent the matter relates to the pre-Domestication period and any reference to “Parent” shall also mean “PubCo” to the extent the matter relates to the post-Domestication period (including, for the purposes of this Section 1.3(d), the Domestication Effective Time).

(d) Any reference in this Agreement to “Surviving Corporation” shall also mean the Company to the extent the matter relates to the pre-Closing period and any reference to “Company” shall also mean “Surviving Corporation” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.3(e), the Merger Effective Time).

(e) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any amendments thereto, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time. References to “$” or “dollar” or “US$” shall be references to United States dollars. The word “day” means calendar day unless Business Day is expressly specified.

(f) The Company Schedules and the Parent Schedules have been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the sections and subsections of this Agreement. Any information set forth in any section or subsection of the Company Schedules or Parent Schedules, as applicable, shall be deemed to be disclosed for purposes of other sections and subsections of this Agreement, shall be deemed to be incorporated by reference in each of the other sections and subsections of the Company Schedules or Parent Schedules, as applicable, as though fully set forth in such other sections and subsections (whether or not specific cross-references are made) only to the extent the relevance of such information is reasonably apparent from the face of such disclosure. No reference to or disclosure of any item or other matter in the Company Schedules or Parent Schedules, as applicable, shall be construed as an admission or indication that such item or other matter is material, that such item is outside the ordinary course of business or not consistent with past practice, or that such item or other matter is required to be referred to or disclosed in the Company Schedules or Parent Schedules, as applicable. The information set forth in the Company Schedules or Parent Schedules, as applicable, is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The information set forth in the Company Schedules or Parent Schedules, as applicable, that are not required by this Agreement to be so reflected are set forth solely for informational purposes.

(g) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(h) The phrases “provided,” “delivered,” or “made available,” when used in this Agreement, shall mean that the information referred to has been posted in the “data room” (virtual) hosted by Box and established by the Company or its Representatives and to which, and to the extent to which, Parent and its Representatives have had access prior to 10:00 a.m. Eastern Time on the day prior to the date of this Agreement.

ARTICLE II

THE DOMESTICATION AND THE MERGER

II.1 The Domestication.

(a) On the Business Day immediately preceding the Closing Date, Parent shall deregister as an exempted company incorporated under the laws of the Cayman Islands and continue into the State of Nevada pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Chapter 92A of the Nevada Revised Statutes (the “Domestication”).

(b) In connection with the Domestication, Parent shall:

(i) file Articles of Domestication with the Nevada Secretary of State;

(ii) file Articles of Incorporation substantially in the form attached hereto as Exhibit A;

(iii) adopt the Bylaws attached hereto as Exhibit B;

(iv) thereafter continue its corporate existence as a Nevada corporation under the name “Wellgevity 360].”

(c) Upon the Domestication becoming effective (the “Domestication Effective Time”):

(i) each issued and outstanding Parent Class A Ordinary Share shall automatically convert into one validly issued, fully paid and non-assessable share of PubCo Common Stock;

(ii) each outstanding Parent Right shall automatically become a Right exercisable for PubCo Common Stock upon the same terms and conditions in effect immediately prior to the Domestication;

(iii) Parent shall thereafter continue as PubCo without interruption of its corporate existence.

(d) The Domestication shall not affect any rights, privileges, obligations or liabilities of Parent existing immediately prior to the Domestication Effective Time, all of which shall continue as obligations of PubCo.

II.2 The Merger. Subject to the terms and conditions of this Agreement, immediately following the Domestication Effective Time, Merger Sub, a Delaware corporation and wholly owned subsidiary of PubCo, shall merge with and into the Company in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”), with the separate corporate existence of Merger Sub ceasing and the Company surviving the Merger as a wholly owned subsidiary of PubCo (the “Surviving Corporation”).

(a) Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Closing:

(i) Merger Sub shall merge with and into the Company;

(ii) the separate corporate existence of Merger Sub shall cease;

(iii) the Company shall survive the Merger as the Surviving Corporation; and

(iv) the Surviving Corporation shall become a wholly owned subsidiary of PubCo.

(b) Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, pursuant to the Merger, at the Merger Effective Time, (i) the Company Securityholders shall be entitled to the consideration described in, and in accordance with the provisions of, ARTICLE III and (ii) all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing.

(c) Organizational Documents of the Surviving Corporation. At the Merger Effective Time, by virtue of the Merger, the Company Certificate of Incorporation and the Company Bylaws, in each case as in effect immediately prior to the Merger Effective Time, shall cease and shall be amended and restated in their entireties to be the Surviving Corporation Charter and the Surviving Corporation Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

II.3 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as Parent and Company agree in writing. The parties hereto may participate in the Closing via the exchange of signature pages via email or other electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

II.4 Directors and Officers of PubCo and the Surviving Corporation.

(a) Following the Domestication and Prior to the Merger. Effective as of the Closing, the Board of Directors of PubCo shall consist of the number of directors determined by the Parties prior to the Closing in accordance with this Agreement and the applicable governance documents of PubCo.

(b) Following the Merger. The parties hereto will take all requisite action such that, immediately after the Merger Effective Time:

(i) PubCo’s Board of Directors will initially consist of five directors, as follows: (A) one (1) director who qualifies as an Independent Director will be designated by the Sponsor; (B) three directors who each qualify as Independent Directors will be designated by the Company after consultation with Parent; and (C) one director will be the Company’s Chief Executive Officer; provided, that the chairman of PubCo’s Board of Directors shall be designated by the Company from among the directors designated pursuant to clauses (B) and (C); provided, that at least a majority of PubCo’s Board of Directors shall qualify as Independent Directors. The initial director designees are set forth on Company Schedule 2.4(b)(i), with such individuals holding such office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal. If any Person designated pursuant to this Section 2.4(b)(i) is not duly elected at the Parent Shareholder Meeting, the parties hereto shall take all necessary action to fill any such vacancy on PubCo’s Board of Directors with such Person or an alternative Person designated in accordance with this Section 2.4(b)(i).

(ii) The individuals identified on Company Schedule 2.4(b)(ii) will be the officers of PubCo, with such individuals holding the titles set forth opposite their names until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

(iii) The officers and directors of PubCo immediately after the Merger Effective Time will also serve as the officers and directors of the Surviving Corporation immediately after the Merger Effective Time, with such individuals holding such office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

II.5 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

II.6 Appraisal Rights. Notwithstanding anything to the contrary contained herein, any shares of Company Capital Stock that are issued and outstanding immediately prior to the Merger Effective Time and in respect of which appraisal rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL in connection with the Merger and that are owned by a holder who complies in all respects with Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL. At the Merger Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. Each holder of Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Merger Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then (i) the right of such holder to be paid the fair value of such shares shall cease, (ii) any such shares shall immediately be deemed to have converted, as of the Merger Effective Time, into the right to receive the applicable portion of the Aggregate Merger Consideration (upon the terms and conditions of this Agreement) in respect of such shares as if such shares never had been Dissenting Shares, and (iii) PubCo shall issue and deliver (or cause to be issued and delivered) to the holder thereof, in accordance with the terms and conditions set forth in this Agreement, the applicable portion of the Aggregate Merger Consideration as if such shares never had been Dissenting Shares. The Company shall give Parent prompt written notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Capital Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and, following the Merger Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Merger Effective Time, the Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed), (x) make any payment or offer to make any payment with respect to, or settle or compromise or offer to settle or compromise, any claim or demand in respect of any Dissenting Shares, (y) waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL or (z) agree or commit to do any of the foregoing.

II.7 Transaction Expenses. Except as otherwise expressly provided in this Agreement, Parent shall be responsible for and shall pay all Parent Transaction Expenses, and the Company shall be responsible for and shall pay all Company Transaction Expenses. Notwithstanding the foregoing, if Parent is required to deposit, contribute or otherwise fund any amounts to extend the deadline by which Parent must consummate its initial business combination pursuant to its Organizational Documents, applicable Law or any agreement governing such extension (including any contributions to Parent’s trust account or payments made in connection with obtaining shareholder approval for any such extension), the Company shall reimburse Parent for the full amount of such extension funding within three (3) Business Days with reasonable supporting documentation evidencing such payment. Such extension funding shall not constitute Parent Transaction Expenses for purposes of this Agreement and shall instead be borne solely by the Company.

Not less than three (3) Business Days prior to the Closing Date, each of Parent and the Company shall deliver to the other Party a good faith written statement setting forth, in reasonable detail, all unpaid Transaction Expenses expected to be outstanding as of the Closing, together with copies of all material invoices, engagement letters, statements, wire instructions and such other supporting documentation as the other Party may reasonably request. Each Party shall use commercially reasonable efforts to cause all invoices relating to its respective Transaction Expenses incurred through the Closing Date to be submitted on or prior to the Closing Date and shall not knowingly withhold or defer the submission of any such invoice for the purpose of causing such expense to become an obligation of PubCo following the Closing. Following the Closing, PubCo shall pay only those unpaid Transaction Expenses reflected on the final Closing Funds Flow Memorandum or otherwise approved in writing by Parent and the Company prior to the Closing. Each Party shall remain solely responsible for any Taxes imposed upon such Party with respect to its respective Transaction Expenses, including any employment Taxes, withholding Taxes or similar Taxes arising from any bonuses, change in control payments or other compensatory payments payable by such Party, and shall timely prepare, file and furnish all applicable IRS Forms W-2, Forms 1099 and any other required federal, state or local Tax forms or information returns relating thereto. Each Party shall cooperate in good faith in the preparation of the Closing Funds Flow Memorandum and shall promptly provide such additional documentation relating to its Transaction Expenses as may be reasonably requested by the other Party, PubCo or the auditors in connection with the preparation of the financial statements or any post-Closing audit.

ARTICLE III

CONSIDERATION TO COMPANY SECURITYHOLDERS

III.1 Conversion of Company Securities. Subject to the terms and conditions of this Agreement, at the Merger Effective Time, by virtue of the Merger and without any further action on the part of Parent, PubCo, Merger Sub, the Company or any holder of Company Securities:

(a) each issued and outstanding share of Company Common Stock (other than Excluded Shares and Dissenting Shares) shall automatically be cancelled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration, as determined pursuant to this Article III and the Closing Consideration Spreadsheet (the “Per Share Merger Consideration”):

(b) each outstanding share of Company Preferred Stock, if any, shall be converted into the right to receive such portion of the Aggregate Merger Consideration as set forth in the Closing Consideration Spreadsheet and in accordance with the Company’s Organizational Documents:

(c) each issued and outstanding share of common stock of Merger Sub shall automatically be converted into one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation; and

(d) all shares of Company Capital Stock held in the treasury of the Company immediately prior to the Merger Effective Time shall automatically be cancelled without any conversion or payment therefor.

III.2 Treatment of Company Equity Awards. At the Merger Effective Time, each outstanding Company Equity Award shall be treated as set forth on Schedule 3.2. Prior to the Closing, the Company shall take all actions reasonably necessary to effect the treatment of the Company Equity Awards contemplated by this Agreement, including obtaining any required approvals from its Board of Directors, compensation committee and, if required, the holders of such Company Equity Awards. Following the Closing, PubCo shall honor the obligations assumed pursuant to this Section 3.2 in accordance with the applicable award agreements and the terms of this Agreement.

III.3 Exchange of Shares.

(a) Exchange Procedures. At or prior to the Closing, PubCo shall deposit with the Exchange Agent the Aggregate Merger Consideration for the benefit of the holders of Company Securities entitled to receive the Per Share Merger Consideration pursuant to this Agreement. As soon as reasonably practicable following the Merger Effective Time (and in any event within five (5) Business Days thereafter), the Exchange Agent shall deliver to each holder of Company Securities a letter of transmittal in customary form and such instructions as may be reasonably necessary to surrender such holder’s Company Securities in exchange for the applicable Per Share Merger Consideration. Upon receipt of a duly completed letter of transmittal and such other customary documentation as the Exchange Agent may reasonably require, PubCo shall cause the Exchange Agent to issue to such holder the applicable Per Share Merger Consideration in book-entry form, subject to applicable withholding Taxes. Until surrendered in accordance with this Section 3.3, each Company Security shall represent only the right to receive the applicable Per Share Merger Consideration.

(b) Distributions with Respect to Unexchanged Company Capital Stock. No dividends or other distributions declared after the Merger Effective Time with respect to PubCo Common Stock issuable pursuant to this Article III shall be paid to any holder until such holder has surrendered its Company Securities in accordance with this Section 3.3, after which such holder shall be entitled to receive all such unpaid dividends or distributions, without interest, subject to applicable Law.

(c) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, subdivision, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, consolidation, exchange of shares or other like change with respect to Parent outstanding securities or Company Capital Stock occurring on or after the date of this Agreement and prior to the Merger Effective Time.

(d) Unclaimed Merger Consideration. Any portion of the Aggregate Merger Consideration remaining undistributed to the former holders of Company Common Stock (and any other Company Securities entitled to receive Merger Consideration) one (1) year following the Merger Effective Time shall be delivered to PubCo, and any former holder of Company Securities who has not theretofore complied with this Article III shall thereafter look solely to PubCo (subject to applicable abandoned property, escheat or similar Laws) as a general unsecured creditor for payment of the Per Share Merger Consideration to which such holder is entitled, without any interest thereon. Notwithstanding anything herein to the contrary, none of PubCo, Parent, the Surviving Corporation, the Exchange Agent or any of their respective Affiliates shall be liable to any Person for any portion of the Aggregate Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law.

III.4 Closing Consideration Spreadsheet. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate (the “Closing Consideration Spreadsheet”), certified by the Chief Executive Officer and Chief Financial Officer of the Company, setting forth, as of immediately prior to the Merger Effective Time: (a) the name of each holder of Company Securities and the number and class of Company Securities held by such holder; (b) the calculation of the Aggregate Merger Consideration, the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement; (c) the treatment of any Company Equity Awards, if any; and (d) such other information reasonably requested by Parent or the Exchange Agent to effect the transactions contemplated by this Agreement. Parent shall be entitled to rely conclusively upon the Closing Consideration Spreadsheet in making the distributions contemplated by this Article III, absent manifest error. The Company shall remain solely responsible for the accuracy and completeness of the Closing Consideration Spreadsheet.

III.5 No Fractional Shares. No fractional shares of PubCo Common Stock, or certificates or scrip representing fractional shares of PubCo Common Stock, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of PubCo. Any fractional shares of PubCo Common Stock will be rounded down to the nearest whole number of shares of PubCo Common Stock and no cash or other consideration shall be paid in lieu of any fractional share.

I.2 Withholding. Notwithstanding any other provision to this Agreement, Parent, Merger Sub, the Company, and the Surviving Corporation (and their respective affiliates and Representatives) shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts that are required to be deducted or withheld under the applicable tax law. To the extent that amounts are so deducted and withheld and paid or remitted over to the appropriate Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent, Merger Sub, the Company and the Surviving Corporation shall use commercially reasonable efforts to provide recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company in connection with the Merger treated as compensation, the parties hereto shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

I.3 No Further Ownership Rights in Company Securities. At the Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of the Company Securities. From and after the Merger Effective Time, the holders of Company Securities outstanding immediately prior to the Merger Effective Time (including any stock certificates evidencing such shares) shall cease to have any rights with respect thereto except the right to receive the applicable Merger Consideration pursuant to this Article III and such other rights, if any, as may be provided under this Agreement or applicable Law.

ARTICLE IV1

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules, the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date):

IV.1 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all power and authority, corporate and otherwise, and all governmental Permits, required to own, lease or otherwise hold, and operate, all of its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of its Organizational Documents, each of which is in full force and effect, and the Company is not in material violation thereof.

(b) Each Subsidiary of the Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”) is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of organization, has the requisite organizational power and authority to own, lease and operate its properties and conduct its business as presently conducted, and is duly qualified to do business where required, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Organizational Documents of each Company Subsidiary, each of which is in full force and effect. On Closing, the Company will own 100% of the capital stock of each of the Subsidiaries.

IV.2 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which it is or will be a party and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Additional Agreements by the Company and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, other than the Company Stockholder Approval, and no other corporate proceedings are necessary to authorize this Agreement or the Transactions. The Board of Directors of the Company has duly approved this Agreement and the Transactions and resolved to recommend that the Company’s stockholders approve this Agreement, subject to applicable Law and the fiduciary duties of the Board of Directors. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

IV.3 Governmental Authorization. Except for (a) compliance with the applicable requirements of the Securities Act, the Exchange Act and applicable state securities Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Nevada, (c) receipt of the Company Stockholder Approval, (d) approval of the listing of the shares of PubCo Common Stock to be issued in connection with the Transactions on the applicable national securities exchange, and (e) such other consents, approvals, filings or notices the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect or materially impair the Company’s ability to consummate the Transactions, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the Transactions.

IV.4 Non-Contravention. Assuming the receipt of the Company Stockholder Approval and the consents, approvals, filings and notices referred to in Section 4.3, neither the execution, delivery or performance of this Agreement or any Additional Agreement by the Company, nor the consummation of the Transactions, will: (a) conflict with or violate the Organizational Documents of the Company or any Company Subsidiary; (b) violate any applicable Law or Order applicable to the Company or any Company Subsidiary; or (c) result in any breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration under any Material Contract, except, in the case of clauses (b) and (c), where such conflict, violation, breach, default, termination, cancellation or acceleration would not reasonably be expected to have a Material Adverse Effect or materially delay or prevent the consummation of the Transactions.

IV.5 Capitalization. The authorized, issued and outstanding Company Securities are accurately set forth in Schedule 4.5, which includes, as of the date of this Agreement: (a) the authorized and outstanding shares of Company Capital Stock, by class or series; (b) all outstanding Company Equity Awards, if any, including the number of shares subject thereto and the applicable exercise or purchase price, if any; (c) all outstanding securities convertible into or exercisable for Company Capital Stock, if any; and (d) the record holders thereof, to the extent required to determine the Merger Consideration.

Except as set forth on Schedule 4.5, there are no outstanding (i) shares of Company Capital Stock, (ii) Company Equity Awards, (iii) securities convertible into or exchangeable for Company Capital Stock, (iv) options, warrants, rights, calls, subscriptions or other rights to acquire Company Capital Stock, or (v) obligations of the Company or any Company Subsidiary to issue, redeem, repurchase or otherwise acquire any Company Securities.

All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with applicable Law and the Company’s Organizational Documents.

IV.6 Corporate Records. All material proceedings of the Board of Directors of the Company, including all committees thereof, of the equivalent governing body of each Company Subsidiary, and of the Company Stockholders, and all consents to material actions taken thereby, are reflected accurately in all material respects in the minutes and records contained in the corporate minute books of the Company and each Company Subsidiary and made available to Parent.

IV.7 Subsidiaries. Schedule 4.7 sets forth a true and complete list of each Company Subsidiary, its jurisdiction of organization and the Company’s direct or indirect ownership interest therein. Except as set forth on Schedule 4.7, neither the Company nor any Company Subsidiary owns, directly or indirectly, any equity interest in any other Person.

IV.8 Consents. Schedule 4.8 sets forth all Material Contracts requiring the consent of, or notice to, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions (collectively, the “Company Consents”). Except as set forth on Schedule 4.8, no such consent or notice is required.

IV.9 Financial Statements.

(a) The Company has made available to Parent, including through its SEC Documents, true and complete copies of its audited financial statements for the fiscal year ended December 31, 2025 and its unaudited interim financial statements for the quarter ended March 31, 2026 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods presented (except, in the case of unaudited interim financial statements, for normal year-end adjustments and the absence of footnote disclosures permitted by applicable SEC rules) and fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows for the respective periods then ended.

(b) Since March 31, 2026 (the “Balance Sheet Date”), except as disclosed in the Company SEC Documents filed after such date and prior to the date of this Agreement, the Company has not incurred any liabilities or obligations required by U.S. GAAP, to be reflected on a balance sheet, other than (i) liabilities incurred in the ordinary course of business consistent with past practice, (ii) obligations arising under this Agreement or the Transactions, and (iii) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company has timely filed all forms, reports, schedules, statements and other documents required to be filed by it with the SEC under the Exchange Act since becoming subject thereto (the “Company SEC Documents”). As of their respective filing dates (or, if amended, as of the date of the last such amendment), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Company maintains a system of internal accounting controls and disclosure controls and procedures reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. To the Knowledge of the Company, since the Balance Sheet Date, there has not been any material weakness in internal control over financial reporting or any material fraud involving management or other employees having a significant role in the Company’s internal controls or financial reporting, except as disclosed in the Company SEC Documents

IV.10 Internal Accounting Controls. The Company and the Company Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the historical practices of the Company and the Company Subsidiaries and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Company Subsidiaries have not identified and have not received notice from any independent auditor of (x) any significant deficiency or material weakness in the system of internal controls utilized by the Company or any Company Subsidiary, (y) any material fraud that involves the management of the Company or any Company Subsidiary, or other employees of the Company or any Company Subsidiary who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or any Company Subsidiary or (z) any claim or allegation regarding any of the foregoing.

IV.11 Absence of Certain Changes.

(a) From the Balance Sheet Date until the date of this Agreement, (a) the Company and each Company Subsidiary has conducted in all material respects the Business in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect; and (c) the Company and the Company Subsidiaries have not taken any action, or committed or agreed to take any action, that, if taken after the date of this Agreement and prior to the consummation of the Transactions, would require the consent of Parent pursuant to Section 6.1.

(b) No measures have been taken for the dissolution and liquidation or declaration of bankruptcy of the Company or any Company Subsidiary and no events have occurred which would justify any such measures to be taken, in particular (i) no order has been made, petition presented, resolution passed or meeting convened for the winding up, dissolution or liquidation of the Company or any Company Subsidiary and there are no proceedings under applicable insolvency, bankruptcy, composition, moratorium, reorganization or similar laws and no events have occurred which would require the initiation of any such proceedings; and (ii) no receiver, liquidator, administrator, commissioner or similar official has been appointed in respect of the Company or any Company Subsidiary and no step has been taken for or with a view to the appointment of such a person. The Company and the Company Subsidiaries are neither over-indebted nor insolvent nor unable to pay their debts as they fall due pursuant to applicable Law.

IV.12 Properties; Title to the Company’s Assets. The Company and each Company Subsidiary have good and valid title to, or valid leasehold or license interests in, all material assets used in the conduct of the Business, free and clear of all Liens other than Permitted Liens. Such assets are sufficient in all material respects to conduct the Business immediately following the Closing in substantially the same manner as conducted immediately prior to the Closing.

IV.13 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, any of the officers or directors of the Company or any Company Subsidiary (in their capacities as such), the Business, any of the assets or properties of the Company or any Company Subsidiary or any Contract before any Authority that any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions. There are no outstanding judgments against the Company or any Company Subsidiary. The Company and the Company Subsidiaries are not, and have not been, subject to any Action, Order, settlement agreement or other similar written agreement by or with, or to the Knowledge of the Company, investigation by, any Authority.

IV.14 Material Contracts.

(a) Company Schedule 4.14 sets forth all Material Contracts of the Company and each Company Subsidiary. The Company has made available to Parent true and complete copies of all Material Contracts, including all material amendments thereto.

(b) Each Material Contract is (i) a legal, valid and binding obligation of the Company or any Company Subsidiary and, to the Knowledge of the Company, the other parties thereto, (ii) in full force and effect and (iii) enforceable by and against the Company or any Company Subsidiary and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company, any Company Subsidiary, nor, to the Company’s Knowledge, any other party to a Material Contract, is in material breach, violation or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract nor has any Material Contract been cancelled by the other party. Neither the Company nor any Company Subsidiary has assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto. Neither the Company nor any Company Subsidiary has received any claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not adversely affect the Company or any Company Subsidiary in any material respect. Except as would not adversely affect the Company or any Company Subsidiary in any material respect, no party to a Material Contract has given notice of or, to the Knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Material Contract.

(c) Except as set forth on Company Schedule 4.14, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company or any Company Subsidiary is or will be a party or the consummation by the Company or any Company Subsidiary of the Transactions constitutes or will constitute a default under or gives rise or will give rise to any right of termination, cancellation or acceleration of any obligation of the Company or any Company Subsidiary or any right of termination or cancellation of any obligation of the counterparty thereto or to a loss of any material benefit to which the Company or any Company Subsidiary is entitled under any provision of any Material Contract.

“Material Contract” means any Contract: (i) required to be filed as an exhibit pursuant to Item 601 of Regulation S-K; (ii) involving aggregate payments or obligations in excess of $250,000;(iii) relating to indebtedness; (iv) relating to the acquisition or disposition of material assets; (v) containing material non-competition, exclusivity or change-of-control provisions; or (vi) otherwise material to the Business.

IV.15 Permits. The Company and each Company Subsidiary hold all material permits, licenses, approvals, registrations, certifications and other governmental authorizations (collectively, the “Permits”) necessary to own, lease and operate their respective assets and to conduct the Business as currently conducted. The Permits are valid and in full force and effect, and neither the Company nor any Company Subsidiary is in material violation of, or default under, any Permit, except where such violation or default would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no Action is pending or threatened by any Governmental Authority seeking to revoke, suspend or materially limit any material Permit.

IV.16 Compliance with Laws. Except as set forth on Schedule 4.16, the Company and each Company Subsidiary are, and since their respective dates of formation have been, in compliance in all material respects with all applicable Laws and Orders governing the conduct of the Business, except where any non-compliance would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice from any Governmental Authority alleging any material violation of applicable Law that remains unresolved, and, to the Knowledge of the Company, there is no pending or threatened investigation or Action by any Governmental Authority alleging any such material violation.

Without limiting the foregoing, the Company and each Company Subsidiary are, in all material respects, in compliance with all applicable Anti-Corruption Laws, applicable economic sanctions Laws and applicable Data Protection Laws, except where any non-compliance would not reasonably be expected to have a Material Adverse Effect.

IV.17 Intellectual Property. Except as set forth on Schedule 4.17, the Company and each Company Subsidiary own, or possess valid licenses or other rights to use, all material Intellectual Property necessary to conduct the Business as currently conducted. Schedule 4.17 sets forth all material registered Intellectual Property owned by the Company and each Company Subsidiary. To the Knowledge of the Company:

(a) the operation of the Business does not materially infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person;

(b) no Person is materially infringing, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any Company Subsidiary; and

(c) there is no pending or threatened Action challenging the ownership, validity or enforceability of any material Intellectual Property owned by the Company or any Company Subsidiary or alleging that the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person.

Except as set forth on Schedule 4.17, the consummation of the Transactions will not, by itself, result in the loss or impairment of any material rights of the Company or any Company Subsidiary to own or use any material Intellectual Property necessary to conduct the Business as currently conducted.

IV.18 Accounts Payable; Affiliate Loans. Except as set forth on Schedule 4.18, all accounts payable reflected on the Company Financial Statements, and all accounts payable incurred since the Balance Sheet Date, arose in the ordinary course of business consistent with past practice. Schedule 4.18 sets forth all material indebtedness or other obligations between the Company or any Company Subsidiary, on the one hand, and any Affiliate, on the other hand

IV.19 Employees; Employment Matters.

(a) Company Schedule 4.19(a) sets forth a true, correct and complete list of each employee of the Company and each Company Subsidiary as of the date hereof, setting forth the name, title, current salary or compensation rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2025.

(b) Except as set forth on Company Schedule 4.19(b), neither the Company nor any Company Subsidiary are a party to or subject to any collective bargaining agreement, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Company Subsidiary. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary have experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees.

(c) The Company and each Company Subsidiary are, and have been, in compliance in all material respects with all applicable Laws relating to employment, including those relating to wages and hours, discrimination, workplace safety, employee classification, immigration and the withholding and payment of employment Taxes, except where any non-compliance would not reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 4.19(d), neither the Company nor any Company Subsidiary has agreed to pay any bonus, retention payment, severance or similar compensation that becomes payable solely as a result of the consummation of the Transactions.

(e) To the Knowledge of the Company, no employee of the Company or any Company Subsidiary, in the ordinary course of his or her duties, has breached or will imminently or potentially breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or any confidentiality or proprietary right of any former employer.

IV.20 Real Property. Schedule 4.20 identifies all real property leased, subleased or otherwise occupied by the Company and each Company Subsidiary (the “Leased Real Property”). The Company has made available to Parent true and complete copies of all material leases relating to the Leased Real Property.

The Company and each Company Subsidiary have valid leasehold interests in the Leased Real Property, free and clear of all Liens other than Permitted Liens. Each material lease relating to the Leased Real Property is in full force and effect and, to the Knowledge of the Company, no material default exists thereunder by the Company, any Company Subsidiary or the other party thereto.

Except as set forth on Schedule 4.20, neither the Company nor any Company Subsidiary owns any real property

IV.21 Tax Matters. Except as set forth on Schedule 4.21:

(a) The Company and each Company Subsidiary have timely filed all material Tax Returns required to be filed and have timely paid all material Taxes due and payable.

(b) The Company and each Company Subsidiary have complied in all material respects with all applicable Laws relating to the withholding, collection and payment of Taxes.

(c) There are no pending or, to the Knowledge of the Company, threatened audits, examinations or other proceedings relating to any material Taxes or Tax Returns of the Company or any Company Subsidiary.

(d) There are no Liens for Taxes upon any assets of the Company or any Company Subsidiary other than Permitted Liens.

(e) Neither the Company nor any Company Subsidiary is party to any Tax allocation, Tax sharing or Tax indemnification agreement (other than customary provisions contained in commercial agreements not primarily related to Taxes).

(f) Neither the Company nor any Company Subsidiary has participated in a transaction described in Section 355 of the Code or a reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

(g) Neither the Company nor any Company Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

IV.22 Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and each Company Subsidiary are, and since their respective dates of formation have been, in compliance with all applicable Environmental Laws, (b) neither the Company nor any Company Subsidiary has received any written notice of any pending or threatened Action alleging liability under any Environmental Law that remains unresolved, and (c) neither the Company nor any Company Subsidiary has assumed or undertaken any material liability of any other Person under any Environmental Law

IV.23 Licenses and Regulatory Approvals. The Company and each Company Subsidiary hold, and are in compliance in all material respects with, all licenses, permits, registrations, certifications, approvals, exemptions, authorizations, and other governmental or professional approvals required by each Regulatory Authority to own and operate their respective businesses as currently conducted, including the Point Med Acquisition. Each such license, permit, registration, certification, approval, exemption, authorization, and other governmental or professional approval is valid and in full force and effect, and neither the Company nor any Company Subsidiary has received written notice of any pending or threatened suspension, revocation, cancellation, non-renewal, limitation, or adverse modification thereof, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

IV.24 Finders’ Fees. Except as set forth on Company Schedule 4.23, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary or any of their Affiliates who might be entitled to any fee or commission from the Company, any Company Subsidiary, Merger Sub, Parent or any of their Affiliates upon consummation of the Transactions.

IV.25 Powers of Attorney and Suretyships. Neither the Company nor any Company Subsidiary has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

IV.26 Directors and Officers. Company Schedule 4.25 sets forth a true, correct and complete list of all directors and officers of the Company and each Company Subsidiary.

IV.27 Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each Company Subsidiary are, and since their respective dates of formation have been, in compliance in all material respects with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, applicable economic sanctions Laws and other applicable international trade Laws. Neither the Company nor any Company Subsidiary has received written notice of any pending investigation by any Governmental Authority alleging a material violation of any such Laws.

IV.28 Insurance. Schedule 4.27 sets forth all material insurance policies maintained by the Company and each Company Subsidiary. Such policies are in full force and effect, all premiums due thereunder have been paid, and, to the Knowledge of the Company, no written notice of cancellation or termination has been received with respect to any such policy.

IV.29 Related Party Transactions. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or on Schedule 4.28, there are no transactions required to be disclosed pursuant to Item 404 of Regulation S-K involving the Company or any Company Subsidiary.

IV.30 Top Customers, Vendors, and Suppliers. Schedule 4.29 identifies the Company’s material suppliers. To the Knowledge of the Company, no Material Supplier has provided written notice that it intends to terminate or materially reduce its business relationship with the Company

IV.31 No Undisclosed Liabilities. Except as reflected in the Company Financial Statements, disclosed in the Company SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business since the Balance Sheet Date, neither the Company nor any Company Subsidiary has any liabilities that would reasonably be expected to have a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Schedules or as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

V.1 Corporate Existence and Power. Parent is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has all power and authority, corporate and otherwise, and all governmental Permits, required to own, lease or otherwise hold, and operate, all of its properties and assets and to carry on its business as presently conducted. Merger Sub has been formed solely for the purpose of engaging in the Transactions contemplated hereby and, except for activities incidental to its organization and the Transactions, has not held any material assets or incurred any material liabilities or conducted any business.

V.2 Authorization.

(a) The Parent Parties have all requisite power and authority to execute, deliver and perform this Agreement and the Additional Agreements to which they are or will be parties and to consummate the Transactions, in the case of Parent, subject to receipt of the Parent Shareholder Approval. The execution, delivery and performance by the Parent Parties of this Agreement and the Additional Agreements to which they are or will be a party, and the consummation by the Parent Parties of the Transactions have been duly authorized by all necessary action on the part of the Parent Parties, in the case of Parent, subject to receipt of the Parent Shareholder Approval. This Agreement constitutes, and, upon the execution and delivery thereof, each Additional Agreement to which the Parent Parties are or will be a party will constitute, a valid and legally binding agreement of Parent Parties, enforceable against Parent Parties in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b) As of the date of this Agreement, the Parent Board has duly (i) determined that this Agreement, the Additional Agreements and the Transactions are advisable and in the best interests of Parent and its shareholders, (ii) approved this Agreement, the Additional Agreements and the Transactions, including the Domestication and the Merger, and (iii) resolved to recommend that Parent’s shareholders approve the Parent Proposals (the “Parent Board Recommendation”).

(c) The Parent Shareholder Approval is the only vote of the holders of Parent Ordinary Shares necessary to approve this Agreement, the Domestication, the Merger and the other Transactions.

V.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 4.3, none of the execution, delivery or performance by the Parent Parties of this Agreement or any Additional Agreement to which the Parent Parties are or will be a party, or the consummation of the Transactions, requires any consent, approval, license, Order, or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) any SEC or Nasdaq filings and approval required to consummate the Transactions, (b) filing with the Secretary of State of the State of Nevada a Articles of Conversion with respect to the Domestication, (c) filings required to be made with the Cayman Registrar in connection with the Domestication, and (d) the filings of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, the filing of articles of merger with the Secretary of State of the State of Nevada pursuant to the NRS, and the filing of the PubCo COI with the Secretary of State of the State of Nevada pursuant to the NRS.

V.4 Non-Contravention. Subject to the receipt of the Parent Shareholder Approval, none of the execution, delivery or performance by the Parent Parties of this Agreement or any Additional Agreement to which the Parent Parties are or will be a party does or will (a) conflict with or violate the Organizational Documents of Parent or Merger Sub; (b) violate any applicable Law or Order applicable to Parent or Merger Sub; or (c) result in any material breach of, constitute a material default under, or give rise to any right of termination or acceleration under any Material Contract of Parent or Merger Sub, except, in the case of clauses (b) and (c), where such conflict, violation, breach, default, termination or acceleration would not reasonably be expected to materially delay or prevent the consummation of the Transactions

V.5 Finders’ Fees. Except for the Persons identified on Parent Schedule 5.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company, any Company Subsidiary or any of their Affiliates upon consummation of the Transactions.

V.6 Capitalization.

(a) The authorized share capital of Parent consists of: US$50,000 divided into (i) 450,000,000 ordinary shares of a par value of US$0.0001 each, of which 6,042,500 ] shares are issued and outstanding (of which 5,750,000 shares are subject to possible redemption) and (ii) 50,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, 2,012,500 of which are issued and outstanding. Except as contemplated by this Agreement or any of the Additional Agreements, no other share capital or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Parent Articles or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent Articles, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) The Merger Sub is authorized to issue 1,000 shares, par value $0.0001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

V.7 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to the Parent Shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Shareholder Meeting, the Domestication Effective Time, or at the Merger Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the Registration Statement or any Other Filing).

V.8 Trust Account. As of the last quarterly report, dated March 31, 2026, Parent has at least $58,360,098 in the trust account established by Parent for the benefit of its public shareholders (the “Trust Account”) maintained by Odyssey Trust Company (the “Trustee”) and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of November 3, 2025, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than Parent Shareholders who have validly elected to submit their Parent Ordinary Shares in the Redemption pursuant to the Parent Articles) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Articles. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

V.9 Parent SEC Documents and Financial Statements.

(a) Parent has, since becoming subject to the reporting requirements of the Exchange Act, filed all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Documents”) and will have filed all such forms, reports, schedules, statements and other documents (except for the Registration Statement, the Proxy Statement/Prospectus, and any other forms reports, schedules, statements and other documents filed or furnished with respect to the Transactions) required to be filed on or subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Documents”). All of the Parent SEC Documents, Additional Parent SEC Documents, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the IPO of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) The financial statements included in the Parent SEC Documents have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods presented (except, in the case of unaudited interim financial statements, for normal year-end adjustments and the absence of footnote disclosures permitted by applicable SEC rules) and fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows for the respective periods then ended.

(c) Parent maintains disclosure controls and procedures and internal accounting controls reasonably designed to comply with applicable securities laws and to provide reasonable assurance regarding the reliability of financial reporting.

V.10 Affiliate Transactions. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement or on Parent Schedule 5.10, there are no transactions, agreements, arrangements or relationships involving Parent, Merger Sub or any Related Party of Parent that are required to be disclosed pursuant to Item 404 of Regulation S-K. Except as disclosed in the Parent SEC Documents or on Parent Schedule 5.13, no Parent Related Party is indebted to Parent or Merger Sub, and neither Parent nor Merger Sub is indebted to any Parent Related Party, other than reimbursement obligations incurred in the ordinary course of business.

V.11 Litigation. There is no (a) Action pending, or, to the Knowledge of Parent, threatened against either Parent Party or that affects its or their assets or properties, or (b) Order outstanding against either Parent Party or that affects its or their assets or properties. Neither either Parent Party is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to either Parent Party.

V.12 Expenses, Indebtedness and Other Liabilities. Except as set forth in the Parent SEC Documents, neither Parent Party has any Indebtedness or other liabilities, except as incurred in the ordinary course of business, as disclosed in the Parent SEC Documents, or as a result of its activities in connection with the Domestication, Merger, and the other Transactions.

V.13 Tax Matters.

(a) Parent and Merger Sub have timely filed all material Tax Returns required to be filed and have timely paid all material Taxes due and payable.

(b) Parent and Merger Sub have complied in all material respects with all applicable Laws relating to the withholding, collection and payment of Taxes.

(c)  There are no pending or, to the Knowledge of Parent, threatened audits, examinations or other proceedings relating to any material Taxes or Tax Returns of Parent or Merger Sub.

(d) There are no Liens for Taxes upon any assets of Parent or Merger Sub, other than Permitted Liens.

(e)  Neither Parent nor Merger Sub is party to any Tax allocation, Tax sharing or Tax indemnification agreement (other than customary Tax provisions contained in commercial agreements not primarily related to Taxes).

(f)  Neither Parent nor Merger Sub has participated in a transaction described in Section 355 of the Code or a reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

(g)  Parent and Merger Sub have not taken or agreed to take any action, and are not aware of any fact or circumstance, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

V.14 Parent Benefit Arrangements. Parent and Merger Sub have never, and do not currently, maintain, sponsor or contribute to, or have any liability pursuant to any plan, program or arrangement that would fall under the definition of “Plan” determined as if such definition referenced Parent and Merger Sub, as applicable, instead of the Company or the Company Subsidiaries. Other than any officers as described in the Parent SEC Documents, Parent and Merger Sub have never employed any employees. Other than repayment of working capital loans or cash advances made by, or reimbursement of any out-of-pocket expenses incurred by, Parent’s officers and directors in connection with activities on Parent’s behalf, neither Parent nor Merger Sub has any unsatisfied material liability with respect to any officer or director.

V.15 Business Activities; Contracts and Liabilities. Since its incorporation, Parent has not conducted any business other than activities incident to its organization, its initial public offering, maintaining its status as a publicly traded special purpose acquisition company, identifying, evaluating and pursuing a business combination, and activities related or incidental to the Transactions. Except as disclosed in the Parent SEC Documents or on Parent Schedule 5.15, Parent is not party to any Material Contract that would reasonably be expected to materially impair or delay the consummation of the Transactions, and neither Parent nor Merger Sub has any material Indebtedness other than as disclosed in the Parent SEC Documents or incurred in connection with the Transactions

V.16 No Undisclosed Liabilities. Except as reflected in the Parent Financial Statements included in the Parent SEC Documents, disclosed in the Parent SEC Documents filed prior to the date of this Agreement, incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included therein, or incurred in connection with this Agreement and the Transactions, neither Parent nor Merger Sub has any liabilities that would reasonably be expected to have a Material Adverse Effect on Parent or materially impair the consummation of the Transactions.

V.17 PIPE Investment. Prior to the Closing, the Company will have entered into agreements with PIPE investors for the purchase of Series D preferred Stock in the purchase amount of $10,000,000.

ARTICLE VI

COVENANTS OF THE PARTIES

VI.1 Conduct of Business. Each of the Company and Parent covenants and agrees that:

(a)  From the date until the earlier of the Closing or the termination of this Agreement in accordance with Article X (the “Interim Period”), except (i) as expressly contemplated by this Agreement or any Additional Agreement, (ii) as set forth on the applicable Disclosure Schedules, (iii) as required by applicable Law, or (iv) with the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), each of Parent and the Company shall, and the Company shall cause each Company Subsidiary to, conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization, material assets, goodwill and material business relationships.

(b)  Without limiting Section 6.1(a), during the Interim Period, neither Parent nor the Company (or, in the case of the Company, any Company Subsidiary) shall, except as otherwise permitted by this Agreement, disclosed on the applicable Disclosure Schedules, required by Law or with the prior written consent of the other Party:

(i) amend, amend its organizational documents in any material respect;

(ii)  issue, redeem, repurchase, split, combine or reclassify any equity securities, other than as expressly contemplated by this Agreement ;

(iii)  enter into, amend or terminate any Material Contract outside the ordinary course of business if such action would reasonably be expected to have a Material Adverse Effect or materially impair or delay the consummation of the Transactions;

(iv)  ncur any material indebtedness, make any material loan or capital contribution, or create any material Lien (other than Permitted Liens), except in the ordinary course of business or as expressly contemplated by this Agreement;

(v)  acquire or dispose of any material assets or any business outside the ordinary course of business;

(vi)  declare or pay any dividend or other distribution on its equity securities, other than as expressly contemplated by this Agreement;

(vii)  settle any material Action involving payments in excess of $500,000 or imposing material non-monetary obligations;

(viii)  make any material change in its accounting principles or methods, except as required by U.S. GAAP or applicable Law;

(ix)  make, revoke or change any material Tax election or settle any material Tax proceeding, except as required by applicable Law; or

(x) authorize or agree to take any of the foregoing actions.

VI.2 Exclusivity.

(a)  During the Interim Period, neither Parent nor the Company shall, and each shall cause its Representatives (and, in the case of the Company, each Company Subsidiary and its Representatives) not to, directly or indirectly:

(i)  solicit, initiate, knowingly encourage or facilitate any inquiry, proposal or offer relating to an Alternative Transaction;

(ii)  engage in discussions or negotiations regarding, or furnish non-public information in connection with, any Alternative Transaction; or

(iii)  approve, recommend, enter into or publicly announce any Alternative Transaction or any agreement relating thereto.

(b)  Each Party shall promptly terminate any existing discussions or negotiations relating to any Alternative Transaction (other than the Transactions contemplated by this Agreement) and shall promptly, and in any event within one (1) Business Day, notify the other Party of any bona fide written Alternative Proposal received during the Interim Period, including the identity of the proposing party and the material terms thereof.

(c)  For purposes of this Agreement, “Alternative Transaction” means any merger, consolidation, business combination, recapitalization, share exchange, sale of all or substantially all assets, or acquisition of a majority of the equity securities of Parent or the Company (as applicable), other than the Transactions contemplated by this Agreement.

(d)  Notwithstanding the foregoing, the Company may complete the Permitted Company Financing in accordance with the terms of this Agreement.

VI.3 Access to Information. During the Interim Period, the Company and Parent shall each (and in the case of the Company, shall cause each Company Subsidiary to), to the best of its ability, (a) continue to give such other party and such other party’s legal counsel and other Representatives full access to the offices, properties, employees, and Books and Records of the Company and the Company Subsidiaries, on the one hand, and Parent, on the other hand, as applicable, (b) furnish to the other party, its legal counsel and its other Representatives such financial and operating data and other information relating to the Business and the Company and the Company Subsidiaries, on the one hand, and Parent, on the other hand, as applicable, as such Persons may request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with such other party and its Representatives in such other party’s investigation of the Company, the Company Subsidiaries or the Business (in the case of the Company and the Company Subsidiaries) or the Parent or the business of Parent (in the case of Parent); provided, that any access granted pursuant to this Section 6.3 shall utilize commercially reasonable security measures, and be during normal business hours and upon reasonable prior written notice and in such manner as not to interfere unreasonably with the conduct of the Business (in the case of the Company and the Company Subsidiaries) or the business of Parent (in the case of Parent). Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party hereto shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (ii) violate any applicable Law to which it is subject, or (iii) violate any legally-binding obligation of the Company or any Company Subsidiary with respect to confidentiality, non-disclosure or privacy; provided, that, the Company and Parent shall use (and in the case of the Company, shall cause each Company Subsidiary to use) their reasonable best efforts to cause such information to be provided in a manner that would not result in such waiver or violation.

VI.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify such other party of:

(a)  any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company or any Company Subsidiary (or PubCo, post-Closing) to any such Person or create any Lien on any of the Company’s, any Company Subsidiary’s or PubCo’s assets;

(b) any notice or other communication from any Authority in connection with the Transactions;

(c)  the occurrence of any fact or circumstance which constitutes or results in, or would reasonably be expected to constitute or result in, a Material Adverse Effect; and

(d)  any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

No notice pursuant to this Section 6.4 shall affect any representation or warranty in this Agreement of any party hereto, or any condition to the obligations of any party hereto.

VI.5 Cooperation with Registration Statement, Proxy Statement/Prospectus; Other Filings.

(a)  As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC a Current Report on Form 8-K announcing the execution of this Agreement and shall issue a mutually agreed press release regarding the Transactions. Parent shall provide the Company with a reasonable opportunity to review and comment on such filing and press release prior to their release or filing.

(b)  As promptly as reasonably practicable, Parent shall prepare and file with the SEC a Registration Statement on Form S-4, which shall include the Proxy Statement/Prospectus relating to the Parent Shareholder Meeting. The Company shall promptly furnish Parent with such information concerning the Company and the Company Subsidiaries as is reasonably requested for inclusion in the Registration Statement. Parent shall keep the Company reasonably informed regarding SEC comments and shall provide the Company with a reasonable opportunity to review and comment on material responses to the SEC.

(c)  Following the effectiveness of the Registration Statement, Parent shall promptly distribute the Proxy Statement/Prospectus to its shareholders, duly call and hold the Parent Shareholder Meeting, and use reasonable best efforts to obtain the Parent Shareholder Approval. Unless otherwise permitted by this Agreement, the Parent Board shall recommend that Parent’s shareholders approve the Parent Proposals.

(d)  Parent and the Company shall each promptly notify the other if it becomes aware of any information that would require an amendment or supplement to the Registration Statement or Proxy Statement/Prospectus and shall cooperate in preparing and filing any such amendment or supplement required by applicable Law.

(e)  Promptly following the Closing, PubCo shall issue a mutually agreed press release announcing the Closing and shall file a Current Report on Form 8-K with the SEC within the time required by the Exchange Act.

VI.6 Company Financial Statements and Financial Information.

(a)  Promptly following the date of this Agreement, the Company shall provide Parent with audited financial statements, including balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity, of the Company as of and for each of the year ended December 31, 2025, in each case, prepared in accordance with U.S. GAAP and Regulation S-X and audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Company PCAOB Audited Financial Statements”).

(b)  Promptly following the end of each calendar quarter during the Interim Period, and in any event no later than forty (40) calendar days following the end of each such quarter, the Company shall provide Parent with the unaudited financial statements, including balance sheets, statements of operations, statements of cash flows and statements of stockholders equity, of the Company (and the Company Subsidiaries on a consolidated basis) as of and for each interim period required to be presented in the Registration Statement, in each case, prepared in accordance with U.S. GAAP and Regulation S-X and reviewed in accordance with SAS 100 review procedures (the “Company Unaudited Interim Financial Statements”).

(c)  Promptly following the date of this Agreement, and in any event no later than July 31, 2026, the Company shall provide Parent with audited financial statements, including balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity, of each business of the Company or any Company Subsidiary which represents a significant probable or completed acquisition, as such concepts are defined and understood in accordance with Regulation S-X Rule 3-05 or Rule 8-04, as applicable (the “Company Acquisition Financial Statements”). The Company Acquisition Financial Statements shall be prepared in accordance with U.S. GAAP and Regulation S-X, and audited in accordance with the standards of the PCAOB and containing an unqualified audit report.

(d)  The Company shall promptly provide Parent with additional Company and Company Subsidiary financial information reasonably requested by Parent for inclusion in the Registration Statement, the Proxy Statement/Prospectus and any other filings to be made by Parent with the SEC. Notwithstanding the generality of the foregoing, the Company shall reasonably cooperate, and shall cause each Company Subsidiary to cooperate, with Parent in connection with the preparation for inclusion in the Offer Documents of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

VI.7 Reasonable Best Efforts; Further Assurances; Governmental Consents.

(a)  Except with respect to the matters set forth in Section 6.5, which shall be governed by the terms and condition of Section 6.5, or otherwise as subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts, and shall cooperate fully with the other parties hereto, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the Transactions, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities or other third Persons prior to the Merger Effective Time, (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the Transactions.

(b)  In furtherance and not in limitation of Section 6.7(a), to the extent required under the HSR Act or any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (“Antitrust Laws”), each party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such party’s sole cost and expense (except that any fees or other amounts charged by any Authorities relating to such filings or applications will be split equally between the Parent, on the one hand, and the Company, on the other hand), with respect to the transactions contemplated hereby as promptly as practicable and in any event as soon a practicably possible after the date of this Agreement, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Authority.

(c)  Except with respect to the matter set forth in Section 6.5, which shall be governed by the terms and condition of Section 6.5, or otherwise as subject to applicable Law, each of the Company and Parent agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the Transactions and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the Transactions, either in person or by telephone, with any Authority in connection with the Transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (ii), (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d)  In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use their reasonable best efforts to take all such action.

VI.8 Confidentiality.

(a)  Each party hereto acknowledges and understands that, in connection with the Transactions, it will receive certain Confidential Information of the other parties hereto (the recipient of such Confidential Information, the “Recipient” and the party hereto disclosing such Confidential Information, the “Disclosing Party”). During the Interim Period, and, in the event that this Agreement is terminated pursuant to ARTICLE X, for a period of two years after such termination, the Recipient shall, and shall instruct its Representatives to, use Confidential Information solely for the purpose of consummating the Transactions, and, in furtherance and not in limitation of the foregoing, shall (i) undertake commercially reasonable precautions to safeguard and protect the confidentiality of the Confidential Information; (ii) not disclose or cause to be disclosed in any manner whatsoever, directly or indirectly, in whole or in part, Confidential Information, except as is expressly permitted under this Agreement; and (iii) except as permitted by Section 6.8(c) below, disclose the Confidential Information only to its Representatives who have been advised by the Recipient of the existence of this Section 6.8 and have been instructed to comply with the provisions of this Section 6.8, or are otherwise subject to a confidentiality agreement with the Disclosing Party.

(b) The term “Confidential Information” means all documents, information (whether oral, written, or electronic), interpretations, and other materials about the Disclosing Party or the Disclosing Party’s business furnished by the Disclosing Party to the Recipient or its Representatives in connection with this Agreement or the Transactions, in each case, that are non-public, confidential, or proprietary, including without limitation, non-public, confidential, or proprietary information related to accounting, financial matters, tax, legal and operational information, proprietary oral, written, or electronic communications, confidential memoranda, presentations, notes, reports, analyses, compilations, forecasts, data, studies, or other documents or materials prepared by the Disclosing Party or its Representatives, or prepared by the Recipient or its Representatives to the extent based on the information or materials referenced in this first sentence of Section 6.8(b). The term “Confidential Information” does not include information that: (i) is, was, or becomes available to the public other than as a result of a disclosure by the Recipient or any of its Representatives in violation of this Section 6.8; (ii) is, was, or becomes available to the Recipient or any of its Representatives from a source other than the Disclosing Party or its Representatives if such source is not known by the Recipient at the time of the disclosure to be bound by a confidentiality agreement with, or other known contractual or legal obligation of confidentiality to, the Disclosing Party with respect to such information; (iii) was or is independently developed by the Recipient or its Representatives without using Confidential Information; (iv) is obtained by the Recipient or its Representatives through subpoena, formal legal proceedings or discovery, or other process; (v) is determined by a court of competent jurisdiction not to be Confidential Information pursuant to a final order not subject to appeal; (vi) is already within the Recipient’s possession prior to it being furnished to the Recipient or its Representatives by or on behalf of the Disclosing Party and not covered by some other confidentiality obligation between the Recipient and the Disclosing Party; or (vii) is agreed by the Disclosing Party in writing (including by email) not to be Confidential Information.

(c)  Notwithstanding anything to the contrary in this Section 6.8, the Recipient may disclose any Confidential Information in the event that the Recipient or its Representatives are requested or required (as determined in good faith by the Recipient or such Representative upon the advice of counsel) to disclose all or any portion of the Confidential Information by any applicable Law or applicable stock exchange rules or by request of any Authority (whether by oral questions, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process). Notwithstanding the foregoing, with respect to any such request made under applicable Law, to the extent reasonably practicable and permitted by applicable Law, the Recipient agrees to promptly notify the Disclosing Party of such request so that the Disclosing Party may intervene (at the Disclosing Party’s sole cost and expense) to take legally available steps to resist or narrow such request, including the Disclosing Party’s efforts to seek a protective order or other appropriate remedy (at the Disclosing Party’s sole cost and expense). In addition, to the extent permitted by applicable Law, the Recipient will not oppose and, to the extent requested by the Disclosing Party, will use commercially reasonable efforts to cooperate with the Disclosing Party (at the Disclosing Party’s sole cost and expense) with regard to, any action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information, or to resist or narrow the request or requirement for information. Provided the Recipient and its Representatives comply with the notice and other provisions of this Section 6.8(c), if the Recipient, or any of its Representatives, is requested by any Authority or is required by applicable Law to disclose Confidential Information, the Recipient or its Representatives may disclose that portion of the Confidential Information that the Recipient, or any of its Representatives, reasonably believes is requested or required by applicable Law without any liability for such disclosure. Notwithstanding anything in this Agreement to the contrary, the Recipient and its Representatives may disclose Confidential Information without notice or other obligation to the Disclosing Party or taking any other action hereunder in connection with routine supervisory examinations, inspections, investigations or inquiries by an auditor, banking or other regulatory or self-regulatory authorities having jurisdiction or any other ordinary course regulatory audits of the Recipient’s or any of its Representatives’ respective businesses, provided that such examinations, inspections, investigations or inquiries are not specifically directed at the Disclosing Party, the Transaction, or any Confidential Information (as determined by the Recipient or such Representative upon the advice of counsel).

(d)  Upon the Disclosing Party’s written request (email being sufficient), the Recipient shall (within five (5) Business Days following the receipt of such written request), and shall promptly direct its Representatives to, deliver to the Disclosing Party or, at the option of the Recipient, destroy (to the extent technically and reasonably practicable) all written Confidential Information without retaining, in whole or in part, any copies, extracts, or other reproductions (whatever the form or storage medium) of such Confidential Information, and, if applicable, upon written request, shall confirm the destruction of such Confidential Information in writing (which may be by email) to the Disclosing Party. Notwithstanding the foregoing sentence, the Recipient and its Representatives may retain: (i) that portion of the Confidential Information that consists of copies, electronic copies, notes, analyses, compilations, studies, interpretations, or other documents prepared by the Recipient or any Representative of the Recipient; (ii) such documents, records, and copies as it reasonably believes may be required in order to satisfy any internal compliance, record keeping, retention policies and/or procedures or Law to which the Recipient or such Representative is subject; (iii) any portion of the Confidential Information that is no longer in their sole custody and control pursuant to a prior disclosure under Law; (iv) Confidential Information contained in backup tapes or other media made in the ordinary course of business pursuant to automated archival processes; and (v) any portions of the Confidential Information that have been disclosed to the public pursuant to the terms of this Agreement.

(e)  The Company acknowledges and agrees that it and each Company Subsidiary is aware, and their respective Affiliates and Representatives are aware (or upon receipt of any material nonpublic information of Parent, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. The Company hereby agrees, except in connection with or support of the Transactions and as contemplated by this Agreement, while any of them are in possession of such material nonpublic information, during the Interim Period, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Parent, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

VI.9 Directors’ and Officers’ Indemnification and Liability Insurance.

(a)  The parties hereto agree that for a period of six (6) years from the Closing Date, the parties hereto shall, and shall cause PubCo and the Surviving Corporation to, maintain in effect, in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of Parent, Merger Sub, the Company or any Company Subsidiaries, as the case may be, or who, at the request of Parent, Merger Sub, the Company or any Company Subsidiary, as the case may be, served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), the exculpation, indemnification and advancement of expenses provisions of Parent’s, Merger Sub’s, the Company’s and the Company Subsidiaries’ respective organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of Parent, Merger Sub, the Company or the Company Subsidiaries, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, (which, for the avoidance of doubt, shall provide for the advancement of reasonable attorneys’ fees and expenses of any such Person as incurred to the fullest extent permitted under applicable Law (including in connection with any Action brought by any such Person to enforce his or her rights under this Section 6.9)) and the parties hereto shall, and shall cause PubCo and the Surviving Corporation to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Actions pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Closing Date, PubCo shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.9 without limit as to time.

(b)  At or prior to the Closing, each of Parent and the Company shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is currently covered by a directors’ and officers’ liability insurance policy of Parent and the Company (including the Company Subsidiaries), respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing; provided, that in no event shall Parent and the Company (including the Company Subsidiaries), respectively, be required to expend on the premium thereof in excess of 350% of the aggregate annual premiums currently payable by Parent and the Company (including the Company Subsidiaries), respectively, with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. From and after the Merger Effective Time, Parent shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by PubCo and the Surviving Corporation, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.9(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of the Company or any Company Subsidiary shall be settled without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.

(c)  The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the organizational documents of Parent, Merger Sub, the Company or any Company Subsidiary, any other indemnification arrangement, any Law or otherwise. The obligations of Parent and the Company under this Section 6.9(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.9 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.9.

(d)  If Parent or, after the Closing, PubCo or the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of PubCo or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.9.

VI.10 Certain Tax Matters.

(a)  For U.S. federal (and applicable state and local) income Tax purposes, each of the parties hereto intends that (a) the Domestication qualifies for the Domestication Intended Tax Treatment and (b) the Merger qualifies for the Merger Intended Tax Treatment. The parties hereto hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) agree to file and retain such information as shall be required under Treasury Regulations Section 1.368-3, and (iii) agree to file all Tax Returns on a basis consistent with the Intended Tax Treatment and not otherwise to take any position or action inconsistent with the Intended Tax Treatment, in each case, unless otherwise required by an Authority as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law. Each party hereto agrees to use reasonable best efforts to promptly notify all other parties hereto of any challenge to the qualification of the relevant portion of the transactions contemplated by this Agreement for its Intended Tax Treatment by any Authority. None of the parties hereto shall (and none of the parties hereto shall permit or cause any of their respective Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment, and each of the parties hereto shall use its reasonable best efforts to cause the Domestication to qualify for the Domestication Intended Tax Treatment and the Merger to qualify for the Merger Intended Tax Treatment. Each of the parties acknowledges and agrees that each has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement.

(b)  Parent and the Company shall promptly notify the other party in writing if, before the Closing Date, either such party knows or has reason to believe that the Domestication may not qualify for the Domestication Intended Tax Treatment or that the Merger may not qualify for the Merger Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification, which amendments shall be made if the Company and Parent reasonably determine on the advice of their respective counsel that such amendments would be reasonably expected to result in the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment and would not be commercially impracticable).

(c)  In the event the SEC requires that an opinion of external counsel relating to the Tax consequences of, or related to, the transactions contemplated by this Agreement be issued in connection with the Registration Statement, the Proxy Statement/Prospectus or Other Filings, each of the parties hereto shall reasonably cooperate in good faith with one another in connection with the issuance of such a Tax opinion. In connection with the foregoing, each of the parties hereto shall (and shall cause their respective Affiliates, Subsidiaries or Representatives to) execute and deliver customary Tax representation letters to the applicable counsel, upon reasonable request therefore, dated as of the necessary date and signed by an officer of the applicable party and in form and substance reasonably satisfactory to such counsel (including containing customary representations, warranties and covenants) and reasonably necessary or appropriate to enable such counsel to render any such Tax opinion. Notwithstanding anything to the contrary in this Agreement, Sichenzia Ross Ference Carmel LLP (“Sichenzia”) or other advisors of the Company shall not be required to provide any opinion to any party regarding the Domestication Intended Tax Treatment or with respect to any Tax matters affecting Parent or any of its equity holders, and Celine and Partners, PLLC or other advisors of Parent shall not be required to provide any opinion to any party regarding the Merger Intended Tax Treatment or with respect to any Tax matters affecting the Company or any of its equity holders. Notwithstanding anything to the contrary in this Agreement, neither counsel nor advisors to Parent or the Company shall be required, or be deemed to be required, to provide any Tax opinion as an express condition precedent to the transactions contemplated by this Agreement.

(d)  The parties hereto shall reasonably cooperate in connection with Tax compliance matters, including any requests from equity holders of the Parent in connection with matters relating to Parent’s U.S. federal tax classification as a “passive foreign investment company” or “controlled foreign corporation.”

(a)  All Transfer Taxes shall be paid by the Surviving Corporation. After the Closing Date, the Surviving Corporation will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, the parties hereto will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation, as applicable. Each party hereto shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

VI.11 Litigation. During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Actions (including derivative claims) relating to this Agreement, any Additional Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced (or to such party’s knowledge threatened) against, in the case of Parent, any of Parent or any of its Representatives (in their capacity as a representative of Parent) or, in the case of the Company, the Company, any Company Subsidiary or any of their respective Representatives (in their capacity as a representative of the Company or any Company Subsidiary). Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in (subject to a customary joint defense agreement), but not control, the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. In no event shall (A) any of Parent or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) or (B) the Company, any Company Subsidiary or any of their respective Representatives settle or compromise any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

VI.12 Regulatory Authority Communications. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE X, the Company shall keep Parent reasonably apprised of the status of matters relating to any Regulatory Authority’s review of the Company’s or any Company Subsidiaries’ activities by: (a) furnishing Parent with copies of all written communications received by the Company or the Company Subsidiaries from any Regulatory Authority and all material written communications provided by the Company or any Company Subsidiaries to the U.S Drug Enforcement Agency (the “DEA”), in each case promptly following receipt or delivery thereof; and (b) providing Parent with a written summary of any material oral communications between the Company or any Company Subsidiary and each Regulatory Authority, upon reasonable request by Parent. Any disclosures or provisions of information by the Company or the Company Subsidiaries pursuant to this Section 6.13 may be redacted or withheld to the extent required to protect information that is protected by the attorney-client privilege or the attorney work product doctrine; provided, that the Company shall notify Parent of any such redaction or withholding and shall use commercially reasonable efforts to provide such information in a manner that would not result in the loss of such privilege or protection.

ARTICLE VII

COVENANTS OF THE COMPANY

VII.1 Commercially Reasonable Efforts to Obtain Consents. The Company shall use (and shall cause each Company Subsidiary to use) its commercially reasonable efforts to obtain each Company Consent set forth on Company Schedule 7.1.

VII.2 Company Stockholder Approval. The Company shall ensure that, within twenty-four (24) hours after the execution and delivery of this Agreement (the “Company Stockholder Written Consent Deadline”), a stockholder written consent in substantially the form attached hereto as Exhibit H (the “Company Stockholder Written Consent”), duly executed and delivered by such Company Stockholders as is required to fully and irrevocably obtain the Company Stockholder Approval, shall be delivered to Parent. The Company shall ensure that the Company Stockholder Written Consents executed and delivered in accordance with the foregoing sentence shall have been obtained and executed in compliance with, and are valid and effective under, the applicable provisions of the DGCL and any other applicable Laws and the Company’s organizational documents. Concurrently with the delivery of the Company Stockholder Written Consent to Parent pursuant to this Section 7.2, the Company shall deliver to Parent a Company Support Agreement in substantially the form attached hereto as Exhibit E, duly executed by each Company Stockholder that executes and delivers the Company Stockholder Written Consent pursuant to this Section 7.2. Promptly following the receipt of the Company Stockholder Approval via the executed Company Stockholder Written Consents, the Company will prepare (subject to the reasonable approval of Parent) and deliver, to the holders of Company Capital Stock who have not executed and delivered the Company Stockholder Written Consent, the notice required by Section 228(e) of the DGCL, which shall include a description of the appraisal and dissenter rights of such holders available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to other applicable Law. Neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change, qualify or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the Company Board Recommendation.

VII.3 No Parent Securities Transactions

(a) From and after the date of this Agreement until the Merger Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage (and shall cause the Company Subsidiaries not to engage) in any transactions involving the securities of Parent without the prior consent of Parent if the Company or any Company Subsidiary possesses material nonpublic information of Parent.

VII.4 Stock Exchange Listing. The Company shall use its reasonable best efforts to cause (a) PubCo’s initial listing application with the Stock Exchange in connection with the Transactions to have been approved; (b) all applicable initial listing requirements of the Stock Exchange to be satisfied; and (c) the PubCo Common Stock, including the PubCo Common Stock to be issued as Aggregate Merger Consideration, to be approved for listing on the Stock Exchange, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Merger Effective Time.

ARTICLE VIII

COVENANTS OF PARENT

VIII.1 PubCo Equity Incentive Plan and PubCo ESPP. Prior to the S-4 Effective Date, Parent shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit I, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) (the “PubCo Equity Incentive Plan”). The PubCo Equity Incentive Plan shall have such number of shares available for issuance not to exceed fifteen percent (15%) of the PubCo Common Stock on a fully-diluted basis (calculated after giving effect to the transactions hereunder but excluding any Company Converted Options) and shall include an “evergreen” provision that is mutually agreeable to the Company and Parent that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the PubCo Equity Incentive Plan not to exceed five percent (5%) of the PubCo Common Stock on a fully-diluted basis, as determined by PubCo’s Board of Directors. In addition, prior to the S-4 Effective Date, Parent shall adopt an employee stock purchase plan in substantially the form attached hereto as Exhibit J, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) (the “PubCo ESPP”). The PubCo ESPP shall have such number of shares available for issuance not to exceed one and one-half percent (1.5%) of the PubCo Common Stock on a fully diluted basis (calculated after giving effect to the transactions hereunder) and shall include an “evergreen” provision that is mutually agreeable to the Company and Parent that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the PubCo ESPP of one percent (1%) of the PubCo Common Stock outstanding as of the day prior to such increase. Within ten (10) Business Days following the expiration of the sixty (60) day period following the date PubCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, PubCo shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the shares of PubCo Common Stock issuable under the PubCo Equity Incentive Plan and the PubCo ESPP. The initial number of shares of PubCo Common Stock to be made available under the PubCo Equity Incentive Plan and the PubCo ESPP (within the applicable caps set forth above) shall be agreed upon by Parent and the Company prior to the Closing, based on customary market benchmarking and taking into account unvested incentive equity of the Company outstanding as of the Closing Date.

VIII.2 Trust Account. Parent shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public shareholders of Parent in connection with the Redemption (the “Parent Redemption Amount”), (b) deferred underwriting compensation and the other Transaction Expenses to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to PubCo after the Closing.

VIII.3 PIPE Investment. Parent has delivered to the Company copies of the Subscription Agreements entered into by Parent and the PIPE Investors as of the date of this Agreement. From and after the date of this Agreement none of Parent, Merger Sub or Sponsor shall enter into any Contract with any Person relating to any Equity Interests, including any Subscription Agreement without the Company’s prior written consent in the Company’s reasonable discretion (not to be unreasonably withheld, conditioned, or delayed). Parent shall not amend, modify or waive, or consent to any amendment, modification or waiver of, any term of any Subscription Agreement, in each case, without the prior written consent of the Company in the Company’s reasonable discretion; provided that any modification or waiver that is ministerial in nature and does not affect any economic or any other material term of a Subscription Agreement shall not require the prior written consent of the Company. Subject to the immediately preceding sentence, Parent shall use its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with it, (a) to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on or prior to the Closing on the terms described therein, and (b) to satisfy on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder and to enforce the rights of Parent under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Parent the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. As promptly as practicable after Parent acquires knowledge thereof, Parent shall give the Company written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; or (iii) if Parent does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

VIII.4 Adoption of Registration Statement. Within one Business Day of the Closing Date, PubCo, as the successor to the pre-Domestication Parent, shall file a post-effective amendment to the Registration Statement pursuant to Rule 414(d) of the Securities Act.

VIII.5 Section 16 Matters. Prior to the Domestication Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Parent Ordinary Shares or acquisitions of PubCo Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may be or become subject to the reporting requirements of Section 16 of the Exchange Act to be an exempt disposition or exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

VIII.6 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE IX

CONDITIONS TO CLOSING

IX.1 Condition to the Obligations of the Parties. The obligations of each of the parties hereto to consummate the Transactions are subject to the satisfaction of all of the following conditions at or prior to the Domestication Effective Time (or, with respect to the conditions in Section 9.1(a), at or prior to the Merger Effective Time), any one or more of which may be waived (where permissible) in writing by both Parent (on behalf of itself and Merger Sub) and the Company (on behalf of itself and the Company Subsidiaries):

(a)  No Prohibition. No Authority having competent jurisdiction over the parties hereto with respect to the Transactions shall have (i) enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award that is in effect or (ii) brought an Action or issued or granted any Order (whether temporary, preliminary, or permanent) that is in effect and is final and non-appealable, and, in each case, which has the effect of making the Transactions illegal or otherwise restraining, enjoining, or prohibiting consummation of the Transactions.

(b)  Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(c)  Stock Exchange Listing. PubCo’s initial listing application with the Stock Exchange in connection with the Transactions shall have been approved and the PubCo Common Stock to be issued in connection with this Agreement, including the Aggregate Merger Consideration, shall have been approved for listing on the Stock Exchange, subject to official notice of issuance.

IX.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction of all the following further conditions any one or more of which may be waived (where permissible) in writing by Parent (in its sole and absolute discretion):

(a)  Agreements and Covenants. The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) at or prior to the Closing; provided, that for purposes of this Section 9.2(a), an obligation of Company shall only be deemed to have not been performed or complied with the Company has materially breached such obligation and failed to cure within five (5) days after written notice of such breach has been delivered to Company (or if earlier, the Outside Closing Date).

(b)  Representations and Warranties. (i) The Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is expressly made as of an earlier date or time, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or time, as applicable), and (ii) the representations and warranties of the Company set forth in ARTICLE IV (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct in all respects as of such earlier date or time, as applicable), except, in each case of this subclause (ii), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein), individually or in the aggregate, does not cause a Material Adverse Effect.

(c)  No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date hereof that is continuing.

(d)  Officer’s Certificate. Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying the accuracy of the foregoing clauses (a), (b) and (c) of this Section 9.2.

(e)  FIRPTA Certificate. The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulations Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than thirty (30) days prior to the Closing Date and in substantially the form attached hereto as Exhibit K, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code.

(f)  Termination of Certain Contracts. The Company shall have delivered to Parent evidence, in form and substance reasonably acceptable to Parent, that each of the Terminating Contracts shall be terminated effective as of immediately prior to the Merger Effective Time without any further obligations of the Company, the Company Subsidiaries or PubCo.

(g) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(h)  Required Company Consents. The Company and the Company Subsidiaries, as applicable, shall have obtained each Required Company Consent and delivered to Parent evidence thereof, in form and substance reasonably acceptable to Parent.

(i) No Adverse Regulatory Authority Communication

(j)  . Parent shall not have received any formal or informal written communication from the DEA or other Regulatory Authority that would, or would reasonably be expected to, (i) materially and adversely affect the ability of the Company or any Company Subsidiary to conduct their business as currently conducted or as proposed to be conducted following the Closing, or (ii) prevent the Company or any Company Subsidiary from continuing their regulatory engagement with the DEA or other Regulatory Authority, in each case which communication has not been resolved to the reasonable satisfaction of Parent and the Company prior to the Closing.

(a)  Lock-Up Agreement. Each of the Lock-Up Stockholders shall have executed and delivered to Parent a copy of the Lock-Up Agreement.

(b)  Outstanding Tax Returns. The Company shall have timely filed all material Tax Returns identified on Schedule 4.21(i) as outstanding as of the date of this Agreement and shall have delivered to Parent copies of such filed Tax Returns or other evidence reasonably satisfactory to Parent demonstrating such filings.

(c)  Point Med Acquisitions. The consummation of the acquisition of all of the capital stock of the Point Med Entities pursuant to the applicable Point Med Acquisition Agreements shall occur substantially simultaneously with the Closing, using funds released at the Closing pursuant to the Closing Cash Distribution.

IX.3 Conditions to Obligations of the Company.

IX.4 The obligation of the Company to consummate the Transactions is subject to the satisfaction of all of the following further conditions any one or more of which may be waived (where permissible) in writing by the Company (in its sole and absolute discretion):

(a)  Agreements and Covenants. Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with at or prior to the Closing; provided, that for purposes of this Section 9.3(a), an obligation of Parent or Merger Sub, as applicable, shall only be deemed to have not been performed or complied with if Parent or Merger Sub, respectively, has materially breached such obligation and failed to cure within five (5) days after written notice of such breach has been delivered to Parent (or if earlier, the Outside Closing Date).

(b)  Representations and Warranties. (i) the Parent Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or time, as applicable), (ii) the representations and warranties of Parent (other than the Parent Fundamental Representations) contained in ARTICLE V of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Domestication Effective Time, as if made as of such date and time (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct as of such earlier date or time, as applicable), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth herein), individually or in the aggregate, does not cause a Parent Material Adverse Effect.

(c)  Officer’s Certificate. The Company shall have received a certificate signed by an authorized officer of Parent certifying the accuracy of the foregoing clauses (a) and (b) of this Section 9.3.

(d)  PubCo AOI. The PubCo AOI shall have been filed with, and declared effective by, the Nevada Secretary of State.

(e)  Registration Rights Agreement. Sponsor shall have executed and delivered to the Company a copy of the Registration Rights Agreement.

(f)  Lock-Up Agreement. Parent and the Lock-Up Stockholders shall have executed and delivered to the Company a copy of the Lock-Up Agreement.

(g)  Parent Support Agreement. The Parent Supporting Shareholders shall have complied in all material respects with the respective covenants required to be performed or complied with by them pursuant to the Parent Support Agreement and the Parent Support Agreement shall not have been terminated.

(h) Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.

(i)  No Parent Material Adverse Effect. There shall not have occurred a Parent Material Adverse Effect since the date hereof that is continuing.

IX.5 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party hereto may rely on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was caused by the failure of such party or its Affiliates failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

IX.6 Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this ARTICLE IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE X

TERMINATION

X.1 Termination Without Default.

(a)  In the event that the Closing has not occurred by March 31, 2027 (the “Outside Closing Date”) (provided, that, if the SEC has not declared the Registration Statement effective on or prior to February 28, 2027, the Outside Closing Date shall be automatically extended to April 30, 2027 then each of Parent and the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 10.1(a) shall not be available if the failure by the party seeking to terminate this Agreement to fulfill any obligation under this Agreement has been the proximate cause of the failure of the Closing to occur on or before the Outside Closing Date.

(b)  In the event an Authority shall have issued an Order or enacted a Law, having the effect of making the Transactions illegal or permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, at any time prior to the Closing to terminate this Agreement without liability to the other party by giving written notice to such other party; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Parent or the Company if the failure of such Person to fulfill any obligation under this Agreement has been the proximate cause of such Law or Order.

(c)  This Agreement may be terminated at any time prior to the Closing by the written consent of the Company and Parent.

(d)  This Agreement may be terminated at any time prior to the Domestication by the Company or the Parent by written notice to the other if the Parent Shareholder Approval is not obtained at the Parent Shareholder Meeting (subject to any adjournment or postponement thereof).

X.2 Termination Upon Default.

(a)  Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Domestication, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) (x) if the Company shall have breached any representation, warranty, agreement or covenant contained herein which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or Section 9.2(b) impossible and (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; or (ii) if the Company Stockholder Written Consent is not obtained or is not delivered to Parent by the Company Stockholder Written Consent Deadline in accordance with Section 7.2; provided, however, that Parent shall not have the right to terminate pursuant to this clause (ii) unless Parent provides written notice of its intention to terminate on or prior to five (5) Business Days following the Company Stockholder Written Consent Deadline.

(b)  The Company may terminate this Agreement by giving written notice to Parent at any time prior to the Domestication, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.3(a) or Section 9.3(b) impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach.

X.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X, this Agreement shall become void and be of no further force or effect, without any liability on the part of any party hereto (or any shareholder, director, officer, employee, Affiliate, agent, consultant or Representative of such party) to any other party hereto or any other Person; provided, that, no such termination shall relieve any party from liability arising out of or incurred as a result of the willful breach by such party of this Agreement or such party’s fraud. The provisions of Section 6.8, Section 6.9, ARTICLE X, and ARTICLE XI, and any other Section or Article of this Agreement which is required to survive in order to give appropriate effect to Section 6.8, Section 6.9, ARTICLE X, and ARTICLE XI, shall survive any termination hereof pursuant to this ARTICLE X.

ARTICLE XI

MISCELLANEOUS

XI.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 5:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; (c) if by email, on the date of transmission; or (d) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company or the Company Subsidiaries (or, following the Closing, the Surviving Corporation or PubCo), to:

First Choice Healthcare Solutions, Inc.

95 Bulldog Blvd, Suite 202, Melbourne, Florida 32901

Attn: Lance Friedman,

   Chief Executive Officer

E-mail: LFriedman@myfcmg.com

with a copy (which shall not constitute notice) to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 26th Floor

New York, NY 10036

Attention: Arthur Marcus, Esq.

E-mail: amarcus@srfc.law

if to Parent or Merger Sub:

Westin Acquisition Corp.

Suite 1165-L 3 Coleman Street #03-24

Singapore 179804

Telephone: +65 9488 4425

E-mail: stanney@westinacquisitioncorp.com

with a copy (which shall not constitute notice) to:

Celine & Partners PLLC

1345 Avenue of the Americas, 2nd FL

New York, NY 10105

Attention: Hui Chen

E-mail: hchen@celinelaw.com

XI.2 Amendments; No Waivers; Remedies.

(a)  This Agreement cannot be amended, except by a writing signed by each party hereto, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)  Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party hereto from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party hereto waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)  Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon any party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to seek to obtain an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

(d)  Notwithstanding anything to the contrary contained herein, no party hereto shall seek, nor shall any party hereto be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

XI.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party hereto in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

XI.4 Publicity. Except as set forth in this Agreement, required by applicable Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties hereto agree that neither they nor their respective Representatives shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other parties hereto. If a party hereto is required to make such a disclosure as required by applicable Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other parties hereto reasonable time to comment on such disclosure in advance of its issuance.

XI.5 Expenses. Except as otherwise set forth herein, the payment of any filing fees with the SEC relating to the Offer Documents shall be borne equally by the Company and Parent; provided, however, that all filing fees payable under the Hart Scott Rodino Act shall be borne solely by the Company. If the Closing does not take place, each party hereto shall be responsible for its own expenses. Upon the Closing, all Transaction Expenses shall be paid by wire transfer of immediately available funds, from Aggregate Parent Closing Cash, and to the extent such funds are exhausted, will be paid by the PubCo.

XI.6 No Assignment or Delegation. No party hereto may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

XI.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without giving effect to the conflict of laws principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby (except that the NRS shall also apply to the Domestication and the Merger to the extent required in respect of Parent, PubCo and Merger Sub, the DGCL shall also apply to the Merger to the extent required in respect of the Company and the Surviving Corporation, and the Cayman Companies Act shall also apply to the Domestication).

XI.8 Waiver of Jury Trial.

THE PARTIES HERETO EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

XI.9 Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the Borough of Manhattan, City and State of New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby,(A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.9 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and(C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

XI.10 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party hereto of an executed counterpart or the earlier delivery to each party hereto of original, photocopied, or electronically transmitted (including scanned .pdf image) signature pages that together (but need not individually) bear the signatures of all other parties hereto.

XI.11 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

XI.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. The parties hereto shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

XI.13 Further Assurances. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the Transactions.

XI.14 Third Party Beneficiaries. Except as provided in Sections 6.8, 6.9, 6.10, ARTICLE X and Section 11.16, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

XI.15 Waiver. Reference is made to the final prospectus of Parent, dated April 29, 2025 (the “IPO Prospectus”). The Company has read the IPO Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Subsidiaries and their respective Affiliates and Representatives, hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the monies in the Trust Account now or in the future as a result of, or arising out of, this Agreement, and (c) agrees that it will not seek recourse against the monies in the Trust Account for any reason provided, however, that the foregoing waiver will not limit or prohibit the Company or any Company Subsidiary from pursuing a claim against Parent, Merger Sub or any other Person for legal relief against monies outside the Trust Account or other assets of Parent or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions, including a claim against Parent and Merger Sub to specifically perform its obligations under this Agreement in accordance with the terms of this Agreement.

XI.16 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the Transactions may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.16) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the Transactions.

XI.17 Non-Survival of Representations and Warranties. Except as otherwise set forth in Section 10.3 or in the case of claims against a Person in respect of such Person’s common law fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing and (b) this ARTICLE XI.

XI.18 No Other Representations; No Reliance.

(a)  NEITHER THE COMPANY, THE COMPANY SUBSIDIARIES, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY, THE COMPANY SUBSIDIARIES OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE COMPANY SCHEDULES. Without limiting the generality of the foregoing, neither the Company, the Company Subsidiaries, any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company or any Company Subsidiary made available to Parent and its Representatives, including due diligence materials, or in any presentation of the Business of the Company or any Company Subsidiary by management of the Company, any Company Subsidiary or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the Transactions, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Company Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Subsidiary, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company, any Company Subsidiary or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the Transactions, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Company Schedules. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Company Schedules: (i) each of Parent and Merger Sub acknowledges and agrees that: (A) neither the Company, the Company Subsidiaries, the Company Securityholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the Company Subsidiaries, the Business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company or any Company Subsidiary, the nature or extent of any liabilities of the Company or any Company Subsidiary, the effectiveness or the success of any operations of the Company or the Company Subsidiaries or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company or the Company Subsidiaries furnished to Parent, Merger Sub or their respective Representatives or made available to Parent and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and (B) no Representative of any Company Securityholder or the Company (including the Company Subsidiaries) has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (ii) Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company (including the Company Subsidiaries) have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (iii) none of the Company, the Company Subsidiaries, the Company Securityholders or any other Person shall have any liability to Parent or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or any Company Subsidiary or the future business, operations or affairs of the Company or any Company Subsidiary.

(b)  NONE OF PARENT, MERGER SUB, SPONSOR OR ANY OTHER HOLDERS OF EQUITY INTERESTS OF PARENT OR MERGER SUB, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT OR MERGER SUB OR THEIR RESPECTIVE BUSINESSES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE PARENT SCHEDULES. Without limiting the generality of the foregoing, none of Parent, Merger Sub, Sponsor or any other holders of Equity Interests of Parent or Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent or Merger Sub made available to the Company and its Representatives, including due diligence materials, or in any presentation of the business of Parent or Merger Sub made by management of Parent or Merger Sub or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the Additional Agreements or the Transactions, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Parent Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Merger Sub, Sponsor or any other holders of Equity Interests of Parent or Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent, Merger Sub, Sponsor or any other holders of Equity Interests of Parent or Merger Sub, and are not and shall not be deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the Additional Agreement and the Transactions, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Parent Schedules. Except for the specific representations and warranties expressly made by Parent and Merger Sub in ARTICLE V, in each case as modified by the Parent Schedules: (i) the Company acknowledges and agrees that: (A) none of Parent, Merger Sub, Sponsor nor any other holders of Equity Interests of Parent or Merger Sub or any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent or Merger Sub or the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent or Merger Sub, the nature or extent of any liabilities of Parent or Merger Sub, the effectiveness or the success of any operations of Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent or Merger Sub furnished to the Company or its Representatives or made available to the Company and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the Transactions (including with respect to the Company Subsidiaries), or in respect of any other matter or thing whatsoever; and (B) no Representative of Parent, Merger Sub, Sponsor or any other holders of Equity Interests of Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (ii) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub, Sponsor and the other holders of Equity Interests of Parent and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (iii) none of Parent, Merger Sub, Sponsor or any other holders of Equity Interests of Parent or Merger Sub nor any other Person shall have any liability to the Company or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or Merger Sub or the future business, operations or affairs of Parent or Merger Sub.

XI.19 Conflicts and Privilege.

(a)  Each of the parties hereto, on its own behalf and on behalf of its Affiliates from time to time, hereby agree that, in the event that a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other Equity Interests of Parent or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Parent Group”), on the one hand, and (y) the Company or PubCo, on the other hand, any legal counsel, including Celine and Partners, PLLC (“Celine & Partners”), that represented Parent and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Parent Group in such dispute even though the interests of such Persons may be directly adverse to the Company or PubCo, and even though such counsel may have represented the Parent Group and/or PubCo in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the Company and/or the Sponsor. The parties hereto, on behalf of their respective successors and assigns (including, after the Closing, PubCo), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Additional Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor and/or any other member of the Parent Group, on the one hand, and White & Case, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Transactions and belong to the Parent Group after the Closing, and shall not pass to or be claimed or controlled by PubCo or the Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Parent or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b)  The parties hereto, on behalf of their respective successors and assigns (including, after the Closing, PubCo), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Interests of the Company, the Company Subsidiaries and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand, and (y) any member of the Parent Group, on the other hand, any legal counsel, including Sichenzia that represented the Company or any Company Subsidiary prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Parent Group, and even though such counsel may have represented Parent and/or the Company or any Company Subsidiary in a matter substantially related to such dispute, or may be handling ongoing matters for the Company or any Company Subsidiary, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Additional Agreements or the transactions contemplated hereby or thereby) between or among any member of the Company Group, on the one hand, and Sichenzia, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Transactions and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the PubCo. Notwithstanding the foregoing, any privileged communications or information shared by Parent prior to the Closing with the Company (including the Company Subsidiaries) under a common interest agreement shall remain the privileged communications or information of Parent.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

WESTIN ACQUISITION CORP.

By:	/s/ Stanney Majawit
Name:	Stanney Majawit
Title:	Chief Financial Officer

Merger Sub:

FIRST CHOICE ACQUISITION INC.

By:	/s/ Kok Peng Na
Name:	Kok Peng Na
Title:	Director

Company:

FIRST CHOICE HEALTHCARE SOLUTIONS INC.

By:	/s/ Lance Friedman
Name:	Lance Friedman
Title:	Chief Executive office